UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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Noranda Aluminum Holding Corporation

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NOTICE OF 2012
ANNUAL MEETING OF STOCKHOLDERS AND

PROXY STATEMENT

The 2012 Annual Meeting of Stockholders of Noranda Aluminum Holding Corporation will be held at:

THE LONDON NYC
(212) 307-5000
151 West 54th Street
New York, New York 10019

on Thursday, May 10, 2012, at 10:00 a.m., Eastern Daylight Time

NORANDA ALUMINUM HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 10, 2012 at 10:00 a.m. EDT

The 2012 Annual Meeting of Stockholders of Noranda Aluminum Holding Corporation will be held on Thursday, May 10, 2012 at 10:00 a.m. Eastern Daylight Time, at The London NYC, 151 West 54th Street, New York, New York 10019 for the following purposes:

1.	To elect four persons to serve as directors for a term of three years.

2.
To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit the Noranda Aluminum Holding Corporation 2012 consolidated financial statements and internal control over financial reporting.

3.	To vote on a proposal to adopt the Noranda Aluminum Holding Corporation 2012 Employee Stock Purchase Plan.

4.	To transact such other business as may properly be brought before the meeting or any adjournments thereof.
All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 20, 2012 will be entitled to notice of, and to vote at, the meeting or any adjournments.
Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.
By Order of the Board of Directors,
/s/ GAIL E. LEHMAN
Gail E. Lehman
Vice President of Human Resources, General Counsel
and Corporate Secretary
Franklin, Tennessee
April 9, 2012.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 10, 2012: The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report are available at: www.norandaaluminum.com/proxy

NORANDA ALUMINUM HOLDING CORPORATION
PROXY STATEMENT
801 Crescent Centre Drive, Suite 600
Franklin, TN 37067
(615) 771-5700
PROXIES AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors, which we refer to as the "Board", for use at the Annual Meeting of Stockholders to be held on May 10, 2012 and at any adjournments. Distribution of this proxy statement and form of proxy is commencing on or about April 9, 2012.
Each holder of record of our common stock at the close of business on March 20, 2012 is entitled to one vote per share. At the close of business on March 20, 2012, 67,410,365 shares of our common stock were outstanding.
Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our 2012 consolidated financial statements, and FOR approval of the Noranda Aluminum Holding Corporation 2012 Employee Stock Purchase Plan.
The presence, in person or by proxy, of the holders of a majority of our outstanding shares entitled to vote generally in the election of directors constitutes a quorum. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Except as noted below, any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. An abstention will have the same effect as a vote against. A broker "non-vote" is not counted for purposes of voting on any of the matters described above. A broker "non-vote" occurs when a broker holding shares in nominee or "street" name does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.
The Board is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.
Solicitation of proxies on behalf of the Board may be made by our employees through the mail, in person and by telephone. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for forwarding proxy materials to beneficial owners.
In this proxy statement, we will sometimes refer to our company as "Noranda HoldCo" Our references to "Apollo" mean investment funds affiliated with, or co-investment vehicles managed materially by, Apollo Management L.P. (including Apollo Investment Fund VI, L.P. along with parallel investment funds), which we refer to as the "Apollo Funds," which beneficially owned 48.8% of our common stock on March 20, 2012.

ELECTION OF DIRECTORS
Our amended and restated certificate of incorporation provides for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the Annual Meeting, four directors will be elected to serve until the 2015 Annual Meeting and until their successors are elected and qualified. All nominees currently are members of the Board.
Under an amended and restated securityholders agreement, dated as of May 19, 2010, among Noranda HoldCo, Apollo and management employees who hold our common stock or options to acquire our common stock, except as otherwise required by applicable law, if Apollo continues to hold (1) at least 30 percent but less than 50 percent of our outstanding common stock, it will have the right to designate at least six director nominees; (2) at least 20 percent but less than 30 percent of our outstanding common stock, it will have the right to designate at least five director nominees; and (3) at least 10 percent but less than 20 percent of our outstanding common stock, it will have the right to designate at least four director nominees. The number of director nominees Apollo has a right to designate based on the share ownership levels described above will decrease to at least four, three and two, respectively, if the Board decreases the size of the Board to nine or fewer directors. Once Apollo owns less than 10 percent of our outstanding common stock, it will no longer have any right to designate directors. Except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on the Board caused by the departure of a director who was designated by Apollo. Based on Apollo's ownership of 48.8% of our common stock on March 20, 2012, Apollo has the right to designate at least six of our director nominees.
In considering individuals, other than affiliates of Apollo, as designees recommended for nomination as directors, our Nominating and Governance Committee seeks persons who, together with the Apollo designees, collectively possess the range of attributes described below under "Corporate Governance - Nominating and Governance Committee." The Nominating and Governance Committee and the Board believe that the nominees listed below collectively possess these attributes, which, together with the respective experience and attributes of our directors described in the biographical summaries below, make each of our directors well qualified to serve on the Board.
We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board, unless the Board determines to reduce the number of directors in the relevant class. Information concerning the nominees and the continuing members of the Board is provided below.
Standing for Election for Term Expiring in 2015
Richard B. Evans, 65, has been a director since March 2010. He is currently Non-Executive Chairman of AbitibiBowater Inc., a forest products company based in Montreal, and an independent director of CGI Group, Inc., a company engaged in information technology and management consulting, as well as outsourcing services. Mr. Evans is also a director and, from February 2010 through November 2011, served as Interim Chairman and Chief Executive Officer of Constellium, a company based in Paris, France that is majority-owned by Apollo and produces aluminum fabricated products for the aerospace, packaging and automotive industries world-wide. He retired in April 2009 as an Executive Director of London-based Rio Tinto plc and Melbourne-based Rio Tinto Ltd., and as Chief Executive of Rio Tinto Alcan, a wholly-owned subsidiary of Rio Tinto and the world's leading producer of aluminum. Mr. Evans was President and Chief Executive Officer of Montreal-based Alcan Inc. from March 2006 to October 2007, and led the negotiation of the acquisition of Alcan by Rio Tinto in October 2007. He was Alcan's Executive Vice President and Chief Operating Officer from September 2005 to March 2006. Prior to joining Alcan in 1997, he held various senior management positions with the Kaiser Aluminum and Chemical Company during his 27 years with the company. Mr. Evans also is currently an Executive in Residence and Advisory Board member at the McGill University Faculty of Business, and is a member of the Advisory Board of the Global Economic Symposium based in Kiel, Germany. He is a past Chairman of the International Aluminum Institute and a past Chairman of the Washington, DC-based U.S. Aluminum Association.
Mr. Evans' 40 years in the aluminum industry has provided him with extensive experience in executive management, including experience in engineering, operations, sales and strategy. His industry-specific knowledge, enhanced by his global perspective with respect to the aluminum market gained as a board member of the International Aluminum Institute, enables him to provide valuable insights to management and to the Board with respect to both global and domestic aspects of the aluminum industry. Moreover, Mr. Evans' financial experience in his past management positions make him well qualified to serve on the Audit Committee.
Carl J. Rickertsen, 52, has been a director since April 2012. He is currently the Managing Partner of Pine Creek Partners, a private equity fund targeting small manufacturing, distribution and service industry business, since February 2005. From September 1994 to October 2004, he was Chief Operating Officer and Partner of Thayer Capital Partners, a private equity firm. Mr. Rickertsen was a founding partner of three Thayer Capital funds totaling over $1.4 billion. From March 1989 to February 1993, Mr. Rickertsen was a general partner of Hancock Park Associates, an investment firm. Earlier in his career, Mr. Rickertsen was employed by Brentwood Associates and Morgan Stanley & Co. Incorporated. He is a director of MicroStrategy Incorporated and Apollo Senior Floating Rate Fund, Inc., and previously served on the board of directors of Convera Corporation, UAP Holding Corp. and Homeland Security Capital Corp.
Mr. Rickertsen's extensive experience with respect to investing in and advising a wide range of businesses enables him to provide valuable insights to the Board regarding strategic planning, capital structuring, financing and acquisitions.
Alan H. Schumacher, 65, has been a director since January 2008. From 1977 to 2000, Mr. Schumacher served in various financial positions at American National Can Group, Inc. and its subsidiary, American National Can Company, most recently serving as Executive Vice President and Chief Financial Officer of American National Can Group, Inc. Mr. Schumacher is currently a member of the Federal Accounting Standards Advisory Board. He is a director of BlueLinx Holdings, Inc., Quality Distribution, Inc., School Bus Holdings, Inc. and North American Bus Industries.
Mr. Schumacher's past service as the Chief Financial Officer of American National Can Group, Inc., in addition to various other financial positions with that company, and his membership on the Federal Accounting Standards Advisory Board, enables him to provide important insights to our Board of Directors on matters affecting finance and accounting, strategic planning and risk management, and makes him well-qualified to serve as Chairman of the Audit Committee.
Gareth Turner, 48, has been a director since May 2007. Mr. Turner joined Apollo in 2005 and is based in London. From 1997 to 2005, Mr. Turner was employed by Goldman Sachs as a Managing Director in its investment banking group based in London. From 2003 to 2005, Mr. Turner was head of Goldman Sachs' Global Metals and Mining Group and managed the firm's investment banking relationships with the major companies in the sector. He has a broad range of experience in both capital markets and merger and acquisition transactions. Prior to joining Goldman Sachs, Mr. Turner was employed at Lehman Brothers from 1992 to 1997, by Salomon Brothers from 1991 to 1992 and by RBC Dominion Securities from 1986 to 1989. Mr. Turner serves on the board of directors of CEVA Group plc; Apollo Management International LLP; Constellium Holdco B.V., Ascometal SAS and The Monier Group. Mr. Turner graduated from the University of Western Ontario with an MBA with Distinction in 1991 and from the University of Toronto with his BA in 1986.
Mr. Turner has considerable experience completing and managing private equity investments on behalf of Apollo and is a senior partner based in London, which is an important financial center for the metals industry. He has been actively involved in the aluminum sector as an advisor to many of the major aluminum and mining companies during his career and assists Noranda HoldCo in the evaluation of various strategic options. With over 20 years experience financing, analyzing and investing in public and private companies, many of which were in the metals and mining sector, Mr. Turner also provides valuable insights to the Company's Board of Directors on various capital markets issues. Mr. Turner worked with the Apollo diligence team for the acquisition of our company's business and has worked closely with the management of HoldCo since the acquisition date.
Current Term Expires in 2013
Robert Kasdin, 53, has been a director since February 2008. Mr. Kasdin has been Senior Executive Vice President of Columbia University since September 2002. Prior to joining Columbia University, he served as the Executive Vice President and Chief Financial Officer of the University of Michigan, Treasurer and Chief Investment Officer for The Metropolitan Museum of Art in New York City, and Vice President and General Counsel for Princeton University Investment Company. Mr. Kasdin started his career as a corporate attorney at Davis Polk & Wardwell. He is a trustee of the National September 11 Memorial and Museum. Mr. Kasdin earned his AB from Princeton and his JD from Harvard Law School.
In his current role at Columbia University as well as in prior professional positions, Mr. Kasdin has been responsible for leading large-scale, complex organizations. His experience enables him to provide helpful insights to the Board of Directors on a variety of matters, including budgeting, strategic planning and compliance.
Matthew H. Nord, 32, has been a director since March 2007. Mr. Nord joined Apollo in 2003. From 2001 to 2003, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the board of directors of Affinion Group Inc.; Hughes Telematics, Inc.; Evertec, Inc.; Constellium Holdco B.V. and SOURCEHOV, Inc. Mr. Nord received a BS in Economics from the Wharton School of the University of Pennsylvania.
Mr. Nord has over ten years experience in financing, analyzing and investing in public and private companies, including significant experience making and managing private equity investments on behalf of Apollo. He has worked on numerous metals industry transactions at Apollo, particularly in the aluminum sector. Together with Mr. Press, he led the Apollo diligence team for the acquisition of our business and has worked closely with our management since the acquisition.
Eric L. Press, 46, has been a director since March 2007. Mr. Press is a partner of Apollo and joined Apollo in 1998. Prior to joining Apollo, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press has been engaged in a broad range of Apollo's lodging, leisure and entertainment investment activities, as well as Apollo's investments in basic industries and financial services. Mr. Press serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Athene Re, Prestige Cruise Holdings, Affinion Group, Caesars Entertainment Corporation, Verso Paper Corp. and Metals USA Holdings Corp. Mr. Press graduated magna cum laude from Harvard College with an AB in Economics, and from Yale Law School, where he was a Senior Editor of the Yale Law Review.
Mr. Press has approximately 20 years of experience in the process of financing, analyzing, investing in and advising public and private companies and their boards of directors. He is one of the leaders of Apollo's private equity investments in metals and mining and has considerable experience making and managing private equity investments on behalf of Apollo. Together with Mr. Nord, he led the Apollo diligence team for the acquisition of our company's business and has worked closely with our management since the acquisition.
Layle K. Smith, 58, has been our President and Chief Executive Officer and a director since March 2008. From April 2007 to December 2007, Mr. Smith held the position of Executive Director with the Berry Plastics Corporation. He was Chief Executive Officer and a member of the Board of Directors of Covalence Specialty Materials Corporation from June 2006 until it merged under common Apollo control with Berry Plastics Corporation in April 2007. In his role as Chief Executive Officer of Covalence, Mr. Smith was responsible for the executive leadership of the company, including accountability for achieving overall financial results. After its merger with Berry Plastics Corporation, Covalence was operated as a division of Berry Plastics, and Mr. Smith continued to be responsible for financial results as Executive Director of Berry Plastics. Mr. Smith was President and Chief Operating Officer of Resolution Performance Products LLC, an Apollo portfolio company, from September 2004 until that company merged under common Apollo control with Hexion Specialty Chemicals Inc. in May 2005. Mr. Smith served as a Divisional President at Hexion until his departure in June 2006. From February 2002 to February 2004, Mr. Smith was Chief Executive Officer and Director of NxtPhase Corporation, a manufacturer of high voltage digital optical sensors, relays and recorders. A receiver was appointed for NxtPhase in 2004. In his senior management roles, Mr. Smith was responsible for the executive management and operations of the company, including responsibility for achieving overall financial results. Previously, Mr. Smith held positions at Ballard Power Systems and The Dow Chemical Company. Mr. Smith graduated in 1981 from Harvard University with an MBA and in 1977 with a BA in Chemistry.
Mr. Smith's intimate knowledge of our company, gained through his tenure as our Chief Executive Officer, coupled with his extensive management experience, enables him to provide important insights to our Board of Directors regarding our operations, including finance, production, marketing, strategic planning and risk assessment.
Current Term Expires in 2014
M. Ali Rashid, 35, has been a director since May 2007. Mr. Rashid joined Apollo in 2000. Prior to that time, Mr. Rashid was employed by the Goldman Sachs Group in the Financial Institutions Group of its Investment Banking Division. Mr. Rashid serves on the board of directors of Realogy Corporation, Metals USA Holdings Corp., Ascometal SAS and Quality Distribution, Inc. He was a director of Countrywide plc from November 2007 to February 2009. Mr. Rashid received an MBA from the Stanford Graduate School of Business and graduated Magna Cum Laude and Beta Gamma Sigma from Georgetown University with a BS in Business Administration.
Mr. Rashid has over nine years experience in financing, analyzing and investing in public and private companies. He has participated in numerous transactions across various segments of the metals industry and, as a result, has developed significant skill in identifying opportunities for, negotiating, and managing private equity investments in this industry. He worked with the Apollo diligence team for the acquisition of our business and has worked closely with our management following the acquisition.
William H. Brooks, 69, has been a director since July 2007 and Chairman of the Board of Noranda HoldCo since March 2008. Mr. Brooks was the President and Chief Executive Officer of Noranda HoldCo from May 2007 until he retired in March 2008. Prior to serving as our President and Chief Executive Officer, he was President of the Aluminum Business, President of the Rolling Mills Division, President of Primary Products Division and Plant Manager at our Huntingdon, Tennessee facility East and West. Mr. Brooks has over 30 years of experience in the aluminum industry, including 22 years with Noranda Aluminum. Mr. Brooks holds a BS in Business from Cleveland State University and an MBA from the University of Tennessee. He is a Certified Public Accountant.
Having served as our former Chief Executive Officer and in a variety of senior management positions within our company, Mr. Brooks has extensive knowledge of all facets of our day-to-day operations. In addition, he has acquired extensive knowledge from over 30 years of experience in the aluminum industry, enabling him to provide important insights in evaluating our priorities and challenges.
Matthew R. Michelini, 30, has been a director of Noranda HoldCo since March 2007. Mr. Michelini joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the mergers and acquisitions group of Lazard Frères & Co. from 2004 to 2006. Mr. Michelini also serves on the board of directors of Athene Holding Ltd. and Metals USA Holdings Corp. Mr. Michelini graduated from Princeton University with a BS in Mathematics and a Certificate in Finance.
Mr. Michelini has significant experience identifying opportunities for, negotiating, and managing private equity investments on behalf of Apollo, and has over five years of experience financing, analyzing and investing in public and private companies. He has worked with an Apollo diligence team on several transactions in the metals and mining sector, including the acquisition of our business. In addition, he is also on the Apollo team responsible for monitoring other Apollo sponsored metals and mining companies, and in this role he works closely with our management.
Thomas R. Miklich, 64, has been a director since January 2008. He has been Vice President and Chief Financial Officer of Ferro Corporation since July 2010. He was a director, from 2002 to 2007, and Chief Financial Officer, from 2005 to 2007, of Titan Technology, Inc., a private information technology consulting and outsourcing company. Mr. Miklich also was a director, from 1994 to 2002, and Chief Financial Officer, from 2002 to 2004, of OM Group, Inc., a specialty chemical company. He also served as Chief

Financial Officer for The Sherwin-Williams Company from 1986 to 1991, and Chief Financial Officer of Invacare Corporation from 1993 to 2002. Mr. Miklich also is a director of Quality Distribution, Inc., and served as a director of United Agri Products from 2005 to 2007, as well as Chairman of United Agri Products Audit Committee.
Mr. Miklich's extensive financial and legal experience enables him to provide to our Board of Directors valuable insights with regard to financial and legal issues, and also makes him a valued member of the Audit Committee.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Other Corporate Governance Documents
Our corporate governance guidelines, including guidelines relating to director qualifications and responsibilities, Board committees, director access to officers and employees, director compensation and other matters relating to our corporate governance, are available on the Investor Relations page of our website, www.norandaaluminum.com/investor. Also available on the Investor Relations page are other corporate governance documents, including our Code of Business Conduct and Ethics and the charters of the Compensation Committee, Audit Committee and Nominating and Governance Committee.
Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.
Director Independence
The Board has affirmatively determined that Messrs. Evans, Kasdin, Miklich, Rickertsen and Schumacher are independent within the meaning of the New York Stock Exchange ("NYSE") listing standards. The Board has further determined that each of the members of the Audit Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to audit committee members.
Messrs. Smith and Brooks are not considered independent due to their respective current and past employment relationships with us, and Messrs. Michelini, Nord, Press, Rashid, and Turner are not considered independent due to their relationship with Apollo, our largest stockholder.
Prior to March 19, 2012, Apollo owned a majority of our voting stock and, as a result, we qualified as a “controlled company” under NYSE listing standards. As a controlled company, we were exempt from NYSE requirements to have a majority of independent directors on our Board and to have a nominating/corporate governance committee and a compensation committee composed entirely of independent directors. On March 19, 2012, Apollo sold 10,000,000 shares of our common stock in a public offering. As a result, Apollo's ownership declined to 48.8% of our outstanding common stock, and we no longer qualify as a controlled company under NYSE listing standards. Therefore, we are subject to NYSE transition rules requiring that, within 90 days after termination of our controlled company status, a majority of the directors on the Nominating and Governance Committee and the Compensation Committee must be independent. Accordingly, effective March 19, 2012, Mr. Press resigned from the Nominating and Governance Committee, and Messrs. Kasdin and Miklich were appointed to serve on that committee. In addition, Mr. Nord resigned from the Compensation Committee, and Messrs. Kasdin and Schumacher were appointed to serve on that committee. The transition period will end on March 19, 2013, at which time we must fully comply with the NYSE requirement that a majority of our directors be independent and that all members of the Nominating and Governance Committee and the Compensation Committee be independent.
Executive Sessions of Non-Management Directors
The independent directors meet at regularly scheduled executive sessions outside of the presence of the directors who are not independent. Mr. Schumacher presides over the executive sessions of the independent directors.
Board Leadership Structure and Role in Risk Oversight
The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interest of our company for the Board to make a determination when it elects a new chief executive officer.
Currently, the positions of Chairman and Chief Executive Officer have been separated. Our Board Chairman is William H. Brooks, who was our President and Chief Executive Officer from May 2007 until March 2008, and previously served Noranda Aluminum in various capacities for over 20 years. Mr. Brooks initially agreed to serve as our Chairman at Apollo’s request and was compensated under a separate arrangement with Apollo that terminated in May 2010. We believe that Mr. Brooks’ leadership skills, coupled with his intimate knowledge of the aluminum industry, make him well qualified to serve as our Chairman at this time.
Management of risk is the direct responsibility of the Chief Executive Officer and other members of the Noranda Executive Team. The Board has responsibility for the oversight of risk management on an enterprise-wide basis, making the assessment that management has appropriately identified the risks faced by our company, determining how those risks will evolve over time, and developing the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board regularly reviews information regarding operations, safety performance, cash and financial management, productivity, growth initiatives, and the risks associated with each. In addition, the Board develops an annual operating plan with management that takes into account key risks and opportunities. Several review sessions between management and the Board are conducted as part of the process to develop the operating plan, during which a thorough discussion of these risks and adequate risk mitigation efforts are undertaken.
Although the Board is ultimately responsible for overseeing the company’s risk management efforts, the Board relies on its committees to assist with specific areas of risk oversight. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•
The Audit Committee oversees risks relating to the financial statements and financial reporting processes, as well as internal controls, key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. At least two times a year, the Audit Committee receives a risk update, which focuses on the company’s risk assessment and risk management policies and processes. In addition, the Audit Committee annually conducts an assessment of compliance issues and programs.

•	The Environment, Health and Safety Committee oversees risks related to the company’s safety programs, public policy initiatives, the environment and similar matters.

•
The Compensation Committee oversees risks associated with the company’s compensation policies and programs, management resources, structure, succession planning, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

•
The Nominating and Corporate Governance Committee oversees risks related to the company’s governance structure and processes, board organization and membership, as well as risks arising from related party transactions.

In 2011, in addition to the processes outlined above, the Company undertook a comprehensive enterprise risk management ("ERM") process to aggregate, monitor, measure and manage risk. The Company has established a Risk Committee, led by the Chief Executive Officer and comprised of other members of senior management. The ERM process was conducted jointly by the Vice President and General Counsel and the Director of Internal Audit, at the direction of the Risk Committee. In 2011, risks were identified and aggregated. Existing mitigation factors were identified. In 2012, data and risk mitigation plans will be compiled and reviewed with the Risk Committee. As a result of the ERM activities, an annual Risk Report will be presented to the Board, beginning in 2012.
As noted above, the Compensation Committee oversees risks associated with our compensation policies and programs. In this regard, the Compensation Committee reviews with management the relationship between the compensation programs across our organization and risk management on a periodic basis. On the basis of the most recent review, we have concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In reaching this determination, we considered the following:

•	Our compensation program is balanced and diversified among several components, including market-appropriate base salaries and deferred compensation and pension arrangements, which do not promote risk.

•
We have multiple performance metrics in our Annual Incentive Plan, which also are applicable to our performance-vesting restricted stock units ("RSUs") and restricted shares; no single measure predominates.

•	Our metrics are tied to our operating plan and to key safety, cash and financial management and productivity goals; our metrics emphasize earnings and effective cash management rather than revenues.

•
We have capped the maximum award under our Annual Incentive Plan so that it cannot exceed 200 percent of the target award, which helps to limit the potential for excessive emphasis on short-term incentives.

•	Performance-vesting RSUs and restricted shares vest over three year performance cycles, and service-vesting RSUs and restricted shares vest over three-year terms, which encourages a longer-term focus.
Communication with the Board
Any person who wishes to communicate with the Board, including the independent directors as a group, may direct a written communication, addressed to the Board, or to the independent directors at: Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, Attention: Corporate Secretary. Alternatively, communications may be sent to NorandaBoard@noralinc.com. Correspondence will be logged in and forwarded to the director presiding over executive sessions of the independent directors.
Board Meetings and Board Committees
During 2011, the Board met 9 times. There are five standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Executive Committee and the Environmental, Health and Safety Committee, each described below. All directors, with the exception of M. Ali Rashid and Gareth Turner, attended at least 75% of the total number of meetings held by the Board and all committees of the Board on which such director served. Mr. Rashid attended 44% of all meetings; Mr. Turner attended 67% of all meetings. Messrs. Smith, Brooks, Schumacher, Kasdin, Miklich and Nord attended the 2011 Annual Meeting of Stockholders. We expect all directors to attend the 2012 Annual Meeting absent exceptional circumstances.

Audit Committee. The members of the Audit Committee are Alan Schumacher (Chairman), Richard Evans and Thomas Miklich. During 2011, the Audit Committee met 13 times.
The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	our financial reporting process and internal control system;

•	the integrity of our consolidated financial statements;

•	the retention, independence, qualifications, performance and compensation of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters, including our Code of Business Conduct.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by contacting Listen Up via telephone at 1-866-398-0010 or via the internet at www.listenupreports.com. The complaints and submissions will be logged by Listen Up and forwarded to the members of the Audit Committee.
The Board has determined that Messrs. Schumacher and Miklich are "audit committee financial experts" within the meaning of Securities and Exchange Commission regulations.
Compensation Committee. The members of the Compensation Committee are Robert Kasdin (Chairman), Alan Schumacher and Eric Press. During 2011, the Compensation Committee met nine times. The principal duties and responsibilities of the Compensation Committee are:

•
to annually review and approve corporate goals and objectives relevant to compensation of our chief executive officer, evaluate his performance in light of those goals and approve his compensation level based on this evaluation;

•	at least annually, to review and approve the annual base salaries and annual incentive opportunities of our executive officers;

•
as and when appropriate, to review and approve incentive awards and opportunities, employment agreements, severance arrangements and change-in-control arrangements affecting elements of compensation, in each case as they affect our executive officers, as well as compensation and benefits for former executive officers;

•
to review the Compensation Discussion and Analysis required to be included in our proxy statement and determine whether or not to recommend to the Board that the Compensation Discussion and Analysis be so included;

•	to prepare an annual Compensation Committee report required to be included in our proxy statement; and

•
together with the Company’s senior risk officers and general counsel, to annually review our employee compensation programs to determine whether any risk arising from the compensation programs is reasonably likely to have a material adverse effect upon our company.

The Compensation Committee considers the executive compensation recommendations as well as the comparative data provided by Semler Brossy Consulting Group LLC, a compensation consultant we engaged at the direction of the Compensation Committee and that we refer to below as "Semler Brossy." During 2012, Semler Brossy did not provide any services to us other than consulting work on executive compensation.
Nominating and Governance Committee. The members of the Nominating and Governance Committee are Robert Kasdin (Chairman), Thomas Miklich and Matthew Nord. During 2011, the Nominating and Governance Committee met one time.
The principal duties and responsibilities of the Nominating and Governance Committee are:

•	to seek individuals qualified to become board members and to recommend the director nominees for consideration at the annual meeting of stockholders;

•	to recommend director nominees for each committee of the Board;

•	to review annually and make recommendations to the Board with respect to director compensation;

•	to report to and discuss with the Board of Directors an annual assessment of the Board’s performance;

•	to review the adequacy of our Corporate Governance Guidelines; and

•	to review our succession planning and make an annual report to the Board on our succession planning.

When considering individuals to recommend for nomination as directors, the Nominating and Governance Committee considers the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Governance Committee considers diversity from a variety of perspectives including, among others, differences of viewpoint, professional experience, education, skills, race, gender and national origin. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Nominating and Governance Committee will consider stockholder recommendations for director candidates. Stockholder recommendations of candidates should be submitted in writing to: Noranda Aluminum Holding Corporation., 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, Attention: Corporate Secretary. To recommend a candidate, a stockholder must submit the following information: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder; (iii) the consent of the candidate to serve as a director and (iv) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. We will notify the stockholder proponent of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation. The nomination of Mr. Rickertsen was initially recommended by Apollo.
The procedures described above relate only to stockholder recommendations for director candidates to be considered by the Nominating and Governance Committee. If you wish to formally nominate a candidate, you must follow the procedures set forth in our By-Laws. See "Stockholder Proposals and Nomination of Director Candidates" below.
Executive Committee. The members of the Executive Committee are Layle K. Smith (Chairman), Matthew H. Nord, and Eric L. Press. During 2011, the Executive Committee met one time. The principal duties and responsibilities of the executive committee are:

•	subject to applicable law, to exercise the powers and the duties of the Board between board meetings and while the Board is not in session; and

•	to implement the policy decisions of the Board.
Environmental, Health and Safety Committee. The members of the Environmental, Health and Safety Committee are William H. Brooks (Chairman), Layle K. Smith and Gareth Turner. During 2011, the Environmental, Health and Safety Committee met four times.
The principal duties and responsibilities of the Environmental, Health and Safety Committee are as follows:

•	to review our policies, practices and programs with respect to the management of environmental, health and safety affairs, including those related to sustainability and natural resource management;

•	to monitor our compliance with environmental, health and safety laws and regulations, and our policies relating thereto; and

•
to receive reports from management regarding significant legislation or regulations, judicial decisions, treaties, protocols, conventions or other agreements, public policies or medical or other scientific developments involving environmental, health and safety issues that will or may have an effect on our business.

Code of Business Conduct
We have adopted a Code of Business Conduct that applies to all employees of Noranda Aluminum Holding Corporation and its worldwide subsidiaries. Among other things, the Code of Business Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Business Conduct provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to the Code of Business Conduct. The Code of Business Conduct is available on the Investor Relations page of our website at www.norandaaluminum.com/investor. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct by making disclosures concerning such matters available on the Investor Relations page of our website.

DIRECTOR COMPENSATION
Compensation for Service on the Board. Each of our non-employee directors, other than an Apollo affiliate, as described below, receives an annual retainer of $75,000, paid quarterly in advance, plus $2,000 for each meeting of the Board attended in person ($1,000 if attended by telephone). In addition, each of our non-employee directors, other than an affiliate of Apollo, received a grant of 5,000 RSUs in 2011, and it is anticipated that each director will continue to be granted 5,000 RSUs annually. The RSUs vest on the first anniversary of the date of grant or, if earlier, under certain termination of service events.
Compensation for Service on a Board Committee. Each of our non-employee directors who is a member of a committee of the Board, other than an Apollo affiliate, is entitled to receive $2,000 for each committee meeting attended in person ($1,000 if attended by telephone).
Compensation in Respect of Apollo Affiliates. A director who is an Apollo affiliate does not receive any annual retainer and meeting fees, including any equity grants (whether as a director or as a committee member). Instead, in consideration for providing the services of such Apollo designee, Apollo Management VI, L.P. receives 87.5% of the amount of such retainer or fees that would otherwise be payable to the non-employee director and Apollo Alternative Assets, L.P. receives the remaining 12.5%.
The following table provides information regarding compensation for our non-employee directors in 2011, which reflects the directors’ fees and other arrangements described above. The table does not include compensation to Layle K. Smith, our President and Chief Executive Officer, which is included in the Summary Compensation Table below. Mr. Smith receives no additional compensation in respect of his service on the Board.
2011 Director Compensation

	Fees earned or paid in cash(1)	Stock awards(2)	All other compensation (3)	Total
Name	$	$		$
William H. Brooks(3)	103,375	71,250	14,997	189,622
Richard B. Evans(3)	97,000	71,250	14,997	183,247
Robert A. Kasdin(3)	87,000	71,250	14,997	173,247
Scott Kleinman (4)(5)	—	—	—	—
Matthew R. Michelini(4)	—	—	—	—
Thomas R. Miklich(3)	102,000	71,250	14,997	188,247
Matthew H. Nord(4)	—	—	—	—
Eric L. Press(4)	—	—	—	—
M. Ali Rashid(4)	—	—	—	—
Alan H. Schumacher(3)	102,000	71,250	14,997	188,247
Henry K. Silverman(4)(6)	—	—	—	—
Gareth Turner(4)	—	—	—	—

(1)
As described above, Messrs. Kleinman, Michelini, Nord, Press, Rashid, Silverman and Turner, who are affiliates of Apollo, received no compensation for their services in 2011. Rather, director fees were paid to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. for making these persons available to serve as non-employee directors in 2011. In 2011, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. received $459,375 and $65,625, respectively, in retainers and fees, in respect of Messrs. Kleinman, Michelini, Nord, Press, Rashid, Silverman and Turner.

(2)
The amounts shown for stock awards are equal to the grant date value of the awards, calculated in accordance with ASC Topic 718. At December 31, 2011, each of Messrs. Brooks, Evans, Kasdin, Miklich and Schumacher held 5,691 RSUs. In addition, at December 31, 2011, Mr. Brooks held options to purchase 136,200 shares, and each of Messrs. Kasdin, Miklich and Schumacher held options to purchase 20,000 shares.

(3)	The amounts shown as "All other compensation" represent the value of the 2,013 RSUs issued as dividend equivalents to each of Messrs. Brooks, Evans, Kasdin, Miklich and Schumacher in November 2011.

(4)
As described in note 1 above, Messrs. Kleinman, Michelini, Nord, Press, Rashid, Silverman and Turner received no compensation for their services in 2011. Rather, in 2011, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. were granted 78,750 and 11,250 RSUs, respectively, for the continued future service of the Apollo affiliates as non-employee directors. In November 2011, an additional 10,888 and 1,555 RSUs were granted to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. respectively, as dividend equivalents. Of the total RSUs provided, 68,296 vested on December 1, 2011 and were settled in cash for $539,535 based on the fair market value of our common shares on the vesting date.

(5)	Mr. Kleinman resigned from the Board on September 27, 2011.

(6)	Mr. Silverman became a director on September 27, 2011 and resigned from the Board effective March 15, 2012.

EXECUTIVE OFFICERS
Below are the names and positions of each of our executive officers:

Name	Position
Layle K. Smith	President and Chief Executive Officer
Robert B. Mahoney	Chief Financial Officer
Gail E. Lehman	Vice President of Human Resources, General Counsel and Corporate Secretary
Scott M. Croft	President of Norandal USA, Inc.
Wayne R. Hale	President of the Upstream Business
Mr. Smith’s biography is set forth above under "Election of Directors – Current Term Expires in 2013."
Robert B. Mahoney, 59, has been our Chief Financial Officer since May 2009. From November 2007 until April 2008, he was Chief Executive Officer of Hi-P International Limited in Shanghai China, a publicly traded (Singapore Exchange Ltd.) supplier of plastic injection components and stamped parts. From 1995 to October 2007, Mr. Mahoney was employed by Molex Inc. in a number of operating and financial positions. He was Chief Financial Officer of Molex from 1996 through 2003 and Executive Vice President and President of Molex Asia from 2003 to 2007. Mr. Mahoney received a BA in Economics and History from the University of Virginia and an MBA from the Graduate School of Business Administration at the University of Michigan.
Gail E. Lehman, 53, has been our Vice President, General Counsel and Corporate Secretary since January 2010. In February 2011, Ms. Lehman also assumed the position of Vice President of Human Resources. Prior to joining our company, she most recently was Vice President, General Counsel and Corporate Secretary of Hawker Beechcraft Corporation, a manufacturer of general aviation aircraft in Wichita, Kansas, from July 2007 until August 2009. From April 2006 until May 2007, Ms. Lehman served as Vice President, General Counsel and Corporate Secretary of Covalence Specialty Materials Corporation. From November 2001 through April 2006, Ms. Lehman was the Assistant General Counsel, Treasury and Finance, and Assistant Secretary for Honeywell International Inc. From 1993 through November 2001, Ms. Lehman held various positions of increasing responsibility in the Law Department of Honeywell International Inc. and its predecessor, AlliedSignal Inc. Before joining AlliedSignal, Ms. Lehman was an associate with the law firm of Lowenstein, Sandler in Roseland, New Jersey. Ms. Lehman holds a BA and M.Ed. from Rutgers University and a JD from Rutgers Law School in Newark, New Jersey.
Scott M. Croft, 49, has been President of the Norandal USA, Inc., our wholly-owned subsidiary that operates our rolling mills (downstream) business, since March 2006. His previous assignments with our predecessors include Site Manager of our Huntingdon, Tennessee facilities from 2002 to 2006, Director of Foil Operations from 2001 to 2002, Plant Manager at our Salisbury, North Carolina facility from 1995 to 2000 and Production Manager at Huntingdon, Tennessee from 1993 to 1995. Mr. Croft holds a BS in Metallurgical Engineering from the University of Pittsburgh and an MBA from Syracuse University.
Wayne R. Hale, 57, became President, Upstream of Noranda Holdco in October 2011. Prior to joining our company, Mr. Hale served as Executive Vice President and Chief Operating Officer of Century Aluminum Company from March 2007 to May 2011. He was Senior Vice President of Sual-Holding from April 2004 to February 2007 and held various senior management positions with Kennecott Utah Copper Corporation from April 2000 to April 2004, including Chief Operating Officer from April 2002 to April 2004. Mr. Hale served as President, Primary Products Division for Kaiser Aluminum & Chemical Corporation from December 1997 through 2000.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
In this Compensation Discussion and Analysis, we discuss the compensation paid or awarded for 2011 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our "named executive officers."
Objectives of Compensation Program
We designed our compensation program to retain our executives, motivate them to achieve specific financial objectives and align their interests with our stockholders. In addition, we intend that our compensation program promote strong governance of our company, excellent cash management, long-term earnings growth and safety performance. We also strive to provide a competitive compensation package in order to attract and retain executive talent.
Our Process for Determining Compensation in 2011
In 2011, our Compensation Committee reviewed and approved all compensation paid to our executives. Generally, the Compensation Committee seeks to provide total cash compensation, which includes salary and target bonuses under our annual Incentive Plan, that is at or near the 50th percentile in the competitive marketplace.
At the direction of the Compensation Committee, we retained Semler Brossy, a national compensation consulting firm that advises many companies, to provide advice regarding executive compensation. In this capacity, Semler Brossy provided a comparative analysis derived from a Towers Watson & Co. general industry survey, as well as comparative data relating to a peer group of companies in our industry. These companies included:

•	Carpenter Technology Corporation	•	Olympic Steel, Inc.
•	Castle (AM) and Company	•	Cliffs Natural Resources, Inc.
•	Century Aluminum Company	•	OM Group, Inc.
•	Graftech International, Ltd.	•	Quanex Building Products Corporation
•	Kaiser Aluminum Corporation	•	Schnitzer Steel Industries, Inc.
However, while the Compensation Committee considers practices of the peer companies when it deliberates on compensation decisions, it does not mechanically benchmark our pay relative to specific comparative levels among these peer companies, as there are significant size and scope variations between our company and the peer companies. Instead, the Compensation Committee references both the peer group and survey data to obtain an understanding of competitive trends in our industry and in the marketplace generally. Data collected from the general industry survey, which covers hundreds of companies, does not relate to specifically-named peer organizations, but rather reflects data for companies within objectively defined parameters, most significantly including corporate revenue levels.
Changes in Executive Management in 2011
Peter J. Hartland resigned from his position as our President, Upstream Business, for personal reasons, effective October 31, 2011. As described below, the equity grants he received in 2011 and his annual incentive award were forfeited upon his departure, and he received no additional compensation upon his departure.
Wayne R. Hale succeeded Mr. Hartland. We considered peer group and general industry data provided by Semler Brossy, as well as pay equity considerations among our named executive officers, in providing an offer of employment to Mr. Hale. The final terms of Mr. Hale's compensation were based on the term sheet we entered into with Mr. Hale in connection with commencement of his employment. In addition to the components of Mr. Hale’s compensation discussed below, he received a $50,000 sign-on bonus.
Changes in Compensatory Practices in 2010 and 2011
Prior to the consummation of our initial public offering of common stock in May 2010, over 95% of our outstanding common stock was owned by Apollo. As of March 20, 2012, Apollo beneficially owned 48.8% of our outstanding common stock. Our compensation structure prior to our public offering reflected policies and practices used by Apollo in its private investments. These policies and practices included a long-term incentive compensation structure involving investments in our common stock by executives and the grant of stock options that generally covered a number of underlying shares that were determined based upon the number of shares purchased by the executives.
Following the completion of our initial public offering of common stock, we determined that our long-term incentive compensation structure was not consistent with that of other publicly traded companies. We initially retained Semler Brossy in 2010 to provide information regarding pay practices for executives at public companies. We also asked Semler Brossy to recommend any necessary adjustments to align our executive compensation practices with public company competitive norms. While Semler Brossy determined that cash compensation for our executives generally is competitive, it recommended that we institute an annual equity program involving awards of time-based and performance-vesting restricted stock units ("RSUs") as the principal vehicle for equity compensation. In addition, Semler Brossy provided recommendations regarding public company practices with respect to change-in-control and severance terms for our executives.
In 2011, we instituted a new equity program designed to reflect public company practices, based in part on advice from and discussions with Semler Brossy. The program generally involves the award of restricted stock units, which we refer to as “RSUs”, principally to senior managers, including the named executive officers. The RSUs granted to each named executive officer were divided into two tranches that were equal in size, consisting of service-vesting and performance-vesting RSUs. The service-vesting RSUs typically vest 25% on each of the first and second anniversaries of the grant date, and 50% on the third anniversary of the grant date. The performance-vesting RSUs generally vest based on the achievement of specified corporate performance metrics during a three-year performance cycle. See the “Long-Term Incentives” section below for additional information.

2011 Compensation
Base Salaries.
In setting executive officers' base salaries, the Compensation Committee considered the comparative compensation data provided by Semler Brossy and Mr. Smith’s recommendations regarding salaries for the other named executive officers. The Compensation Committee also considered the relatively small size of our leadership team. The Compensation Committee approved 2011 salary increases for Messrs. Mahoney and Croft, and Ms. Lehman, ranging from 4.3% to 8.8%. Mr. Smith’s salary remained at $900,000, the level set by the Compensation Committee in 2010. Differences in percentage increases reflected merit considerations based on Mr. Smith's recommendations. Mr. Smith received a $150,000 salary increase in 2010; in light of the significant increase he received in 2010, the Compensation Committee determined that his current salary was appropriate. Mr. Hartland’s salary was unchanged as he was hired by us only a short time earlier. Mr. Hale’s salary was established in October 2011 through negotiations in connection with his commencement of employment.
Annual Incentive Plan.
The Compensation Committee approved the performance metrics for the 2011 Annual Incentive Plan, which, with respect to senior executives, subsequently was incorporated into our Senior Executive Bonus Plan in February 2011. As was the case in 2010, the metrics for 2011 were designed to be standardized for four of our business segments to the extent we deemed practical (a fifth segment, corporate, principally reflects our corporate–level expenses and is not separately referenced in Annual Incentive Plan metrics). We selected metrics that we believed would be significant indicators of the degree to which we were successful in implementing our strategy, so that superior performance would be appropriately incentivized and rewarded.
Except as noted below, each of the following metrics was applied to each segment (other than the corporate segment, which is not separately addressed in the Annual Incentive Plan), weighted as indicated in the respective descriptions below. No payments under the plan (other than with respect to safety-related metrics) would be made if Enterprise Adjusted EBITDA, as described below, was not at least $200 million.
Adjusted EBITDA Cost – (50% weighting for the Bauxite, Alumina and Primary Aluminum Segments) – Adjusted EBITDA Cost consists of the costs to produce a metric tonne of bauxite or alumina, or a pound of aluminum, as applicable, adjusted to correspond to "EBITDA," as defined in our debt agreements. Detail regarding the calculation of Adjusted EBITDA is contained in our Annual Report on Form 10-K for the year ended December 31, 2011, in Item 7 under “Management's Discussion and Analysis of Financial Conditions and Results of Operations - Covenant Compliance and Financial Ratios.” With respect to the Bauxite segment, we made further adjustments to eliminate the effect of changes from our 2011 business plan estimates, primarily in costs of certain raw materials, such as bunker C fuel and diesel fuel. With respect to the Alumina segment, we made further adjustments to eliminate the effect of changes from our 2011 business plan estimates for costs of certain raw materials, such as natural gas, caustic soda and bauxite. With respect to the Primary Aluminum segment, we adjusted alumina prices to represent the estimated London Metal Exchange price used in our business plan for 2011. We selected the Adjusted EBITDA Cost metric because it is used to measure the efficiency and cost effectiveness of our manufacturing assets. We made the further adjustments described above because fluctuations in commodities prices generally are out of the control of our management and employees, and we did not believe it was appropriate for payments to our employees under the our Annual Incentive Plan to be positively or adversely affected by these fluctuations.
Enterprise Adjusted EBITDA — (20% weighting) — Enterprise Adjusted EBITDA represents consolidated net income before income taxes, net interest expense and depreciation and amortization, further adjusted to correspond to "EBITDA," as defined in our debt agreements. We believe Enterprise Adjusted EBITDA is an important metric that should be a component of the award opportunity for employees in all segments because it underscores a principal objective for our company and employees, namely the ability of our company, as a consolidated enterprise, to realize a meaningful return from the sale of our products. It also provides an indication of our ability to realize efficiencies in operating our business. In addition, this metric is related to metrics that are relevant to our debt agreements.

Segment Adjusted EBITDA — (50% weighting for the Flat-Rolled Products segment) — Segment Adjusted EBITDA is calculated in the same manner as described above for Enterprise Adjusted EBITDA, but is based on Flat-Rolled Products Segment profit (loss) rather than our consolidated net income before income taxes, and is subject only to those adjustments applicable to the segment. We made further adjustments to eliminate the effect of changes from our 2011 business plan estimates in natural gas prices and metal margins. We made the further adjustments for the same reasons as we made the further adjustments to Adjusted EBITDA Cost, as described above. We include this measure because it is a reliable indicator of the overall performance of our Flat-Rolled Products Segment.
Safety (TRIF) (7.5% weighting) — We determine performance with respect to this safety metric using the Total Recordable Injury Frequency rate, or "TRIF." TRIF measures the number of work related injuries that require a certain level of medical treatment per 200,000 hours worked, including, but not limited to, lost time injuries. We selected this metric because we believe that safety is an important measurement of performance for any manufacturing company. In addition, we believe that the increased efficiency and cost reduction achieved as a result of improved safety performance is critical to the success of our company.
Safety (DART) (7.5% weighting) — This is a new measure of safety performance that we introduced in 2011. The Safety (TRIF) metric was the only safety measure we used previously, and we assigned a 15% weighting to the measure in 2010. In 2011, we divided the 15% weighting devoted to safety considerations equally between the two safety metrics. The Safety (DART) metric measures the injury-related "days away from work, restricted work activity or job transfer" for every 100 full-time employees. We decided to add the Safety (DART) metric because it addresses the severity of work related injuries, rather than the frequency of injuries that is addressed by the Safety (TRIF) metric. We also added the Safety (DART) metric for the same reasons we use the Safety (TRIF) metric.
Free Cash Flow (15% weighting) — Free Cash Flow is defined for each segment as the aggregate of (i) Adjusted EBITDA, plus or minus (ii) changes in accounts receivable (exclusive of intercompany transactions), plus or minus (iii) changes in accounts payable (exclusive of intercompany transactions), plus or minus (iv) changes in inventory (on a first-in, first-out basis), minus (v) capital expenditures. We believe this measure provides a useful indicator of each segment’s ability to manage invested capital and generate cash.
We eliminated Working Capital as a Percentage of Sales, a metric used in 2010, because we believe working capital considerations already are reflected in the Free Cash Flow metric. In addition, the Free Cash Flow metric addresses other liquidity considerations that we believe merit increased weighting.
The target award for each of the named executive officers under the plan was based on a percentage of their annual salary. The Compensation Committee considered peer group and general industry data provided by Semler Brossy in approving the size of the target award. However in 2011, we decided that all executive officers, other than Mr. Smith, should have the same target award percentage applied to their salary in 2011. We felt that using the same target percentage would enhance teamwork among our executives in working towards our success. Salary percentages and target awards were as follows for 2011:

	Target award as a percentage of salary	Target award
Name	%	$
Layle K. Smith	100	900,000
Robert B. Mahoney	60	239,329
Gail E. Lehman	60	188,100
Scott M. Croft	*	157,143
Wayne R.Hale(1)	60	51,000
Peter J. Hartland(2)	50	125,000

*	Mr. Croft’s target award was based on 50% of his base salary through September 30, 2011, and 60% from October 1, 2011 through December 31, 2011.

(1)	Mr. Hale’s target award was prorated for the portion of the year that he was employed by us.

(2)	Mr. Hartland’s resigned on October 31, 2011 and forfeited his annual incentive compensation award.
Targets were set for each metric based on amounts that were budgeted early in 2011. Target and actual achievement amounts, for certain metrics are shown in the following table:

	Target amount	Actual amount
Metric	$	$
Enterprise Adjusted EBITDA	227.5 million	235.8 million
Flat-Rolled Products Adjusted EBITDA	51.7 million	49.5 million
Bauxite Adjusted EBITDA Cost	21.36 per Mt	23.37 per Mt
Alumina Adjusted EBITDA Cost	277.23 per Mt	281.28 per Mt
Primary Integrated Upstream Adjusted EBITDA Cost	0.703 per lb	0.719 per lb
Information regarding the specific performance targets for other metrics described above and actual performance achieved with regard to those metrics are neither considered necessary to understand how compensation was paid under the 2011 Annual Incentive Plan nor material to an understanding of our compensation arrangements, and this information is not addressed in this discussion because it represents confidential business or financial information that is not otherwise disclosed to the public. Disclosing this information would cause significant competitive harm to our company.
With respect to the metrics under the plan, we aim to set performance targets that are aggressive, but sufficiently realistic to motivate the performance of our named executive officers. In that regard, we believe that the targets for each metric in the 2011 Annual Incentive Plan were set at appropriate levels at the beginning of the performance cycle and were considered more than sufficient to motivate the achievement of operational and financial performance. In addition, the targets represented a significant and appropriate challenge for management. Historical achievement rates provide some measure of the difficulty of attaining target achievement, as indicated by the following table:

	Percentage of Target Achievement
	2011	2010
Bauxite	87%	40%
Alumina	57%	94%
Primary Aluminum	89%	114%
Flat-Rolled Products	103%	150%
Corporate	84%	116%
For the two years prior to 2010, during which performance metrics were directed to only two segments, the Upstream Business (consisting of what now is the Bauxite, Alumina and Primary Aluminum segments) and the Downstream Business (the Flat-Rolled Products segment), the following table indicates the percentages of target achievement realized:

	Percentage of Target Achievement
	2009	2008
Upstream Business	189%	99%
Downstream Business	170%	64%
Corporate	179%	81%
As demonstrated by the above tables, in some instances target performance was not achieved while in other instances target performance was exceeded. Overall, we believe that achievement of target goals under the 2011 Annual Incentive Plan structure, while certainly motivational and aspirational in nature, is difficult. In addition, bonuses are based on metrics that are determined to be critical to our success in any given year and that can be significantly affected by our executives' superior performance.
Based on our actual performance, an achievement percentage is applied to each metric. The achievement percentage varies from 85% if the minimum performance threshold is met, to 200% if the maximum performance level is achieved. If the target amount for a metric is achieved, the achievement percentage is 100%. The total achievement percentage for a segment equals the weighted average achievement percentage for all applicable performance metrics. The following tables show the metrics utilized for 2011, along with the weighting and achievement percentage reached for each measure:

Bauxite metrics	Weight%	Achievement%
Bauxite Adjusted EBITDA Cost	50.0	—
Enterprise Adjusted EBITDA	20.0	134.6
Bauxite Free Cash Flow	15.0	200.0
Safety (TRIF)	7.5	200.0
Safety (DART)	7.5	200.0
Total Bauxite	100.0	86.9

Alumina metrics	Weight%	Achievement%
Alumina Adjusted EBITDA Cost	50.0	—
Enterprise Adjusted EBITDA	20.0	134.6
Alumina Free Cash Flow	15.0	200.0
Safety (TRIF)	7.5	—
Safety (DART)	7.5	—
Total Alumina	100.0	56.9

Primary Aluminum metrics	Weight%	Achievement%
Primary Aluminum Adjusted EBITDA Cost	50.0	63.8
Enterprise Adjusted EBITDA	20.0	134.6
Primary Aluminum Free Cash Flow	15.0	200.0
Safety (TRIF)	7.5	—
Safety (DART)	7.5	—
Total Primary Aluminum	100.0	88.8

Flat-Rolled Products metrics	Weight%	Achievement%
Flat-Rolled Products Adjusted EBITDA	50.0	91.7
Enterprise Adjusted EBITDA	20.0	134.6
Flat-Rolled Products Free Cash Flow	15.0	200.0
Safety (TRIF)	7.5	—
Safety (DART)	7.5	—
Total Flat-Rolled Products	100.0	102.7

Blended Corporate metric	Weight%	Achievement%
Total Bauxite	25.0	86.9
Total Alumina	25.0	56.9
Total Primary Aluminum	25.0	88.8
Total Flat-Rolled Products	25.0	102.7
Total Blended Corporate	100.0	83.8
As indicated in the table above, the Blended Corporate metric, which was applicable to Mr. Smith, Mr. Mahoney and Ms. Lehman, was based on equal weighting of the total achievement for each of our segments. Prior to 2011, we provided 50% weighting to each of our legacy upstream and downstream businesses, with each of the three segments comprising the upstream business (Bauxite, Alumina and Primary Aluminum) given equal 16 2/3% weighting. We changed the weighting because we concluded that the weighting previously used gave disproportionate significance to the Flat-Rolled Products segment. Mr. Croft's award is based on achievement with respect to the Blended Corporate metrics (50% weighting) and the Flat-Rolled Products metrics (50% weighting). Mr. Hale's award is based on achievement with respect to the Blended Corporate metrics (50% weighting) and with respect to the Bauxite, Alumina, and Primary Aluminum metrics (16 2/3% each).

Based on the applicable levels of achievement described above, payments to the named executive officers were as follows:

	Target award	Payout based on performance achieved (% of target award)	Actual award
Named executive officer	$	%	$
Layle K. Smith	900,000	83.8	754,559
Robert B. Mahoney	239,329	83.8	200,653
Gail E. Lehman	188,100	83.8	157,703
Scott M. Croft	157,143	93.3	146,599
Wayne R.Hale(1)	51,000	80.7	41,152
Peter J. Hartland(2)	125,000	80.7	—

(1)	Mr. Hale’s target award was prorated for the portion of the year that he was employed by us.

(2)	Mr. Hartland resigned on October 31, 2011, and forfeited his annual incentive compensation award.
Long-Term Incentives
As noted above, for 2011, we instituted a new equity program designed to reflect public company practices, based in part on advice from Semler Brossy. The program involves the award of restricted stock units, which we refer to as "RSUs," principally to senior managers, including the named executive officers. The RSUs granted to each named executive officer was divided into two tranches that were equal in size, consisting of service-vesting RSUs and performance-vesting RSUs. The service-vesting RSUs vest on the following schedule:
•25% on the first anniversary of grant date.
•25% on the second anniversary of grant date.
•50% on the third anniversary of grant date.
We decided to use this vesting schedule because it provides advantages of two commonly used vesting schedules; one that provides for equal vesting over the three year vesting period ("average vesting") and one that provides for all vesting to occur at the end of the vesting period ("cliff vesting"). Average vesting provides incremental benefits to participants, but does not provide the strongest possible incentive for continued employment over the entire vesting period. Cliff vesting is designed to provide a strong incentive for continued employment, but the absence of any incremental benefit prior to the end of the vesting period may have the opposite effect because the need to wait until the end of the vesting period before any shares will vest may have a discouraging effect on employees. We believe that the vesting schedule we use for our RSUs provides meaningful incremental vesting while also encouraging continued employment throughout the vesting period.
The remaining half of the RSUs are subject to performance-vesting. These RSUs vest based on a three year performance cycle. For example, RSUs granted in 2011 have a performance cycle covering the 2011-2013 years. The percentages of RSUs that vest will be based upon the average percentage achievement (as a percentage of the target achievement) with respect to the Blended Corporate metric under the Annual Incentive Plan for each of the three years during the performance period cycle. We focus on the Blended Corporate metric because, as explained above under "Annual Incentive Plan," it encompasses metrics applicable to all of our business segments. As the maximum Blended Corporate metric award under the Annual Incentive Plan is 200% of target, we currently anticipate that the maximum number of shares that may be awarded under the performance-vesting RSUs will be equal to 200% of the number of RSUs granted.
The Compensation Committee determined that the aggregate number of RSUs to be granted to all of our employees, including performance-vesting RSUs at target levels, should be equal to approximately one percent of our outstanding common stock, and asked Mr. Smith to provide recommendations regarding the distribution of RSUs among participants in our long-term compensation program. Mr. Smith consulted with Semler Brossy, which provided peer group and survey data regarding equity compensation practices at other companies. However, Mr. Smith determined, and recommended to the Compensation Committee, that the percentage of RSUs granted to the named executive officers be less than the percentage suggested by the comparative data and greater for the employees at lower levels who also would be participating in the Plan. The Compensation Committee accepted Mr. Smith’s recommendation and approved equity awards recommended by Mr. Smith, including equity awards for the named executive officers.

The following table indicates the total number of RSUs granted to each executive officer in 2011. As noted above, 50% of the RSUs are service-vesting RSUs and 50% are performance-vesting RSUs:

Name	Total RSUs Granted
Layle K. Smith	126,750
Robert B. Mahoney	26,000
Gail E. Lehman	26,000
Scott M. Croft	26,000
Peter J. Hartland	26,000 *

*	Mr. Hartland forfeited all of his RSUs upon termination of his employment.
The performance-vesting RSUs are not reflected in the Summary Compensation Table. SEC regulations require that the Summary Compensation Table reflect the grant date value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"). Under ASC Topic 718, a grant date occurs when an employer and employee reach a mutual understanding of the key terms and conditions of a share-based payment award. Because the vesting of the performance-vesting RSUs will be dependent on the average performance under the Corporate metric for each of the three years in the 2011-2013 performance cycle, and the Compensation Committee has not yet determined the various metrics that will be incorporated into the Corporate metric for 2012 and 2013, we concluded that the key terms and conditions of the performance-vesting RSUs have not yet been determined, as reflected in Note 16 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011. Therefore, a grant date for the performance-vesting RSUs has not yet occurred; we anticipate that the grant date will occur in early 2013, and the grant date fair value will be reflected in the Summary Compensation Table for 2013.
In connection with our hiring of Mr. Hale, we granted to him 26,762 shares of restricted stock. The restricted stock vests in accordance with the same schedule as is applicable to the service-vesting RSUs described above.
In 2012, we have changed our long-term incentive awards for executives officers from RSUs to restricted stock. We made this change to ensure that the Company continues to receive a tax deduction in respect of the awards, based on Internal Revenue Service guidance issued in 2011.
Dividend Equivalents and Other Dividend Related Payments.
In 2011, we made dividend equivalent payments on outstanding RSUs by issuing additional RSUs. The number of additional RSUs was computed by dividing the amount of the dividend the RSU holder would have received for a number of shares of our common stock equal to the number of RSUs held divided by the fair market value of a share of our common stock on the last trading day before the dividend payment date. The dividend equivalent RSUs vest in the same manner as the underlying RSUs with respect to which they were issued.
On November 22, 2011, we paid a special dividend of $1.00 per share and a $0.03 per share quarterly dividend. As a result, additional RSUs were issued to the named executive officers as follows (rounded to the nearest whole share):

Name	Total RSUs
Layle K. Smith	17,524
Robert B. Mahoney	3,595
Gail E. Lehman	3,595
Scott M. Croft	3,595
Of the total RSUs issued to each named executive 50% were service-vesting RSUs and 50% were performance vesting RSUs. Ms. Lehman also received 3,700 additional RSUs as dividend equivalent units with respect to 26,762 RSUs granted to her in 2010.
Mr. Hale received a cash dividend payment of $803 and 3,592 additional shares of restricted stock as dividend equivalents with respect to his 26,762 shares of restricted stock.
The value of RSUs and restricted stock provided as dividend equivalents is indicated in a footnote to the "All Other Compensation" column in the 2011 Summary Compensation Table.
Our stock options generally do not provide for dividend equivalents but do provide for equitable adjustments for extraordinary dividends. The Compensation Committee, which administers our equity plans, determined that an appropriate and equitable adjustment would entail payment to holders of our stock options, including Messrs. Smith, Mahoney and Croft, of $1.00 for each share underlying options that they held. The actual amounts paid are reflected in a footnote to the "All Other Compensation" column in the 2011 Summary Compensation Table.

Ongoing and Post-Employment Compensation
We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.
Noranda Aluminum Group Savings Plan. Our executive officers are eligible to participate in our company-wide 401(k) qualified plan for salaried and non-union hourly employees. The Company matches 50% of employee contributions up to 6% of employee pay. Company matching contributions are 100% vested after three years of service.
Noranda Aluminum Group Retirement Plan (the "Qualified Pension Plan"). Our executive officers participate in this plan, which is a company-wide non-contributory defined benefit pension plan for salaried and non-union hourly employees. Benefits are vested after five years of service and are based on average annual compensation and length of service of the employee. See "2011 Pension Benefits" below for further information.
Noranda Aluminum, Inc. Management Supplemental Benefit Plan (the "Supplemental Plan"). The Supplemental Plan is a separate supplemental non-qualified pension plan in which executive officers and other highly compensated company employees participate. The Supplemental Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Qualified Pension Plan under applicable Internal Revenue Code limits and the amount that would be provided under the Qualified Pension Plan if no such limits were applied. The Supplemental Plan also recognizes as covered earnings deferred salary and bonuses, which are not included as covered compensation under the Qualified Pension Plan. See "2011 Pension Benefits" below for further information.
Noranda Aluminum, Inc and Participating Subsidiaries Non-Qualified Deferred Compensation Plan. Under our non-qualified deferred compensation plan, executive officers and other highly compensated employees may defer a portion of their base salary and annual bonus. Amounts deferred are not actually invested, but are credited with interest at a rate equal to the sum of the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which for 2011 was 6.0% and for 2012 will be 5.85%) plus 1.5%. Ms. Lehman and Mr. Mahoney currently participate in this plan.
Change in Control and Severance Arrangements under Executive Term Sheets. In October 2010, we amended or entered into new term sheets with our named executive officers that included provisions addressing change in control and executive severance. In connection with the start of his employment, Mr. Hale also entered into a term sheet in October 2011 that included change in control and severance terms. We believe that change in control and severance protections promote management stability during potential periods of uncertainty. Absent such protections, there is an increased risk that executive officers will seek other employment opportunities if they become concerned about their employment security following or in anticipation of a change in control. We believe that the arrangements would provide financial security to a named executive officer in the event the named executive officer is terminated without cause in connection with a change in control by providing a meaningful payment to the named executive officer, and that this protection will help ensure the retention and continued focus of management at pivotal times. We also determined to provide severance protection to our named executive officers, although at lower levels, for certain terminations unrelated to a change in control. We believe these severance protections provide a competitive benefit that enhances our ability to retain capable executive officers.
The change in control and severance arrangements provide for payments and other benefits if, within 18 months following a change of control, a named executive officer's employment is terminated without cause and other than due to the named executive officer's disability or death, or if a named executive officer terminates employment for "good reason" (as defined in the term sheets). These change in control provisions thus require what is sometimes called a "double trigger," namely both a change in control and a specified termination event before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. The arrangements do not include tax gross-up provisions, which involve additional payments to a named executive officer if the named executive officer becomes liable for payment of excise tax under Section 4999 of the Internal Revenue Code with respect to payments in connection with a change in control. Instead, if the severance payments to a named executive officer would be subject to the excise tax, we will reduce the payments to the highest amount that could be paid without triggering the excise tax unless the named executive officer would have a greater after-tax benefit if the payment is not reduced and the excise tax is paid, in which case the named executive officer will pay any applicable excise tax. See "Executive Compensation — Potential Payments upon Termination or Change in Control" for additional information.
Tax Considerations
Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.
STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2011 Annual Meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2011 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 99.5% of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of the strong favorable vote of our stockholders, no specific action need be taken in response to the vote.
In addition, at the 2011 annual meeting, our stockholders voted, on an advisory basis, on the frequency of the stockholder vote on compensation of our named executive officers. Approximately 78.1% of all votes cast, including abstentions, were cast to recommend the holding of advisory votes on named executive officer compensation every three years. After consideration of these voting results and other factors, the Board determined that we will hold an advisory vote on compensation of our named executive officers every three years. The next advisory vote will be held at our 2014 annual meeting.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis provided above in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
Robert Kasdin, Chairman
Alan Schumacher
Eric Press

Messrs. Kasdin and Schumacher became members of the Compensation Committee on March 19, 2012, and did not participate in most of the Compensation Committee decisions described above.

2011 Summary Compensation Table
The following table sets forth information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of the persons who were the four other most highly paid executive officers in 2011.

		Salary (1)	Bonus (2)	Stock awards(3)	Option awards(4)	Non-equity incentive plan compensation (5)	Change in pension value and non-qualified deferred compensation earnings(6)	All other compensation(7)	Total
Name and principal position	Year	$	$	$	$	$	$	$	$
Layle K. Smith, President and Chief Executive Officer	2011	900,000	—	981,045	—	754,559	393,102	683,104	3,711,810
	2010	825,000	—	—	—	959,722	319,145	7,041	2,110,908
	2009	750,000	—	—	212,480	1,337,775	150,776	7,041	2,458,072
Robert B. Mahoney, Chief Financial Officer	2011	394,456	—	201,240	—	200,653	136,177	217,344	1,149,870
	2010	380,625	—	—	—	266,977	93,523	5,411	746,536
	2009	241,477	—	—	45,685	252,889	28,926	47,909	616,886
Gail E. Lehman, Vice President of Human Resources, General Counsel and Secretary	2011	310,125	—	201,240		157,703	54,900	47,449	771,417
	2010	287,500	—	308,031	—	198,924	28,666	40,584	863,705

Scott M. Croft, President – Norandal USA, Inc.	2011	292,932	—	201,240	—	146,599	289,392	192,965	1,123,128
	2010	257,945	—	—	—	172,931	176,225	7,042	614,143
	2009	237,330	—	—	—	207,889	168,952	8,952	623,123
Wayne R. Hale, President – Upstream Business	2011	85,000	50,000	187,066	—	41,152	20,667	42,582	426,467
Peter J. Hartland, Former President – Upstream Business(7)	2011	250,000	—	—	—	—	—	37,536	287,536

(1)
Two of the named executive officers deferred a portion of their salary in 2011 under the Noranda Aluminum, Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan as follows: Mr. Mahoney, $130,171; Ms. Lehman, 15,506.

(2)	Includes a cash payment to Mr. Hale as a sign-on bonus in connection with commencement of his employment.

(3)
The amounts shown for stock awards are equal to the grant date fair value of the awards, calculated in accordance with ASC Topic 718. Because a "grant date," as defined under ASC Topic 718, is not yet deemed to have occurred with respect to performance-vesting RSUs we granted in 2011, the amount shown does not reflect the value of those RSUs. For additional information, see "Compensation Discussion and Analysis – 2011 Compensation – Long Term Incentives."

(4)
The amounts shown for option awards are equal to the grant date fair value of the awards (and any modifications of such option awards), calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 16, "Share-Based Payments," to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

(5)
Represents payments under our Annual Incentive Plan based on our achievement with respect to specified metrics. See "Compensation Discussion and Analysis — 2011 Compensation — Annual Incentive Plan" for further information regarding payments for 2011. Two of the named executive officers deferred a portion of their Annual Incentive Plan payments in 2011 under the Noranda Aluminum, Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan as follows: Mr. Mahoney, $66,215; Ms. Lehman, $7,885.

(6)
Includes the aggregate change in the actuarial present values of the named executive officers’ accumulated benefit under the Noranda Aluminum Inc. Aluminum Group Retirement Plan and the Noranda Aluminum Inc. Management Supplemental Benefit Plan from January 1, 2011 to December 31, 2011. Mr. Hartland’s accrued benefits were forfeited upon his resignation, as he did not complete five years of service. The changes in pension values described above are based on the following calculations.

		Change in pension value*
Name	Plan name	$
Layle K. Smith	Noranda Aluminum Inc. Aluminum Group Retirement Plan	56,396
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	336,706
	Total	393,102
Robert B. Mahoney	Noranda Aluminum Inc. Aluminum Group Retirement Plan	52,259
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	82,164
	Total	134,423
Gail E. Lehman	Noranda Aluminum Inc. Aluminum Group Retirement Plan	37,058
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	17,633
	Total	54,691
Scott M. Croft	Noranda Aluminum Inc. Aluminum Group Retirement Plan	152,937
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	136,455
	Total	289,392
Wayne R. Hale	Noranda Aluminum Inc. Aluminum Group Retirement Plan	9,133
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	11,534
	Total	20,667

*
Present values shown represent the increase in present value of accrued pension benefits from December 31, 2010 to December 31, 2011. Benefits are assumed to begin at age 65 (which is the plans’ earliest unreduced retirement age). Present values assume mortality in accordance with the IRS prescribed static table for 2011 for Healthy Annuitants as of December 31, 2010 and the IRS prescribed static table for 2012 for Healthy Annuitants as of December 31, 2011. Benefits are assumed payable as a joint and 75% survivor annuity if the executive is married or as a five-year certain and life annuity if the executive is single. The discount rates at December 31, 2011 and December 31, 2010 for financial reporting purposes are 4.4% and 5.3%, respectively, for the Noranda Aluminum Inc. Aluminum Group Retirement Plan and 4.4% and 5.1%, respectively, for the Noranda Aluminum Inc. Management Supplemental Benefit Plan.

(7)	The amounts in the "All Other Compensation" column for 2011 include the following:

Named executive officer	GTL(a) insurance	Company 401(k) match(b)	Moving allowance	Dividend related payments (c)	Other(d)	Total
	$	$	$	$	$	$
Layle K. Smith	4,902	3,675	—	674,527	—	683,104
Robert B. Mahoney	3,814	7,350	—	206,180	—	217,344
Gail E. Lehman	1,574	6,112	—	39,763	—	47,449
Scott M. Croft	965	4,900	—	187,100	—	192,965
Wayne R. Hale	813	—	14,206	27,563	—	42,582
Peter J. Hartland	1,265	3,488	31,985	—	798	37,536

(a)
Under our group term life insurance policies, we provide coverage in amounts up to two times the named executive officers' base pay (limited to $850,000). Amounts reported in the table above represent the dollar value of insurance premiums paid on behalf of each named executive officer in 2011.

(b)
Our named executive officers are eligible to participate in our company-wide 401(k) qualified plan for salaried employees. We match 50% of employee contributions up to 6% of employee pay. Our matching contributions are 100% vested after three years of service. Amounts reported in the table above represent the amount of our matching contributions made in 2011.

(c)
Includes cash payment of $1.00 per share underlying stock options, paid as follows: Mr. Smith, $400,000; Mr. Mahoney, $84,000; Mr. Croft, $122,600. In addition, the amounts shown include the value of RSUs provided to some of the named executive officers as dividend equivalents as follows: Mr. Smith, $63,377; Mr. Mahoney, $13,000; Ms. Lehman, $39,763; Mr. Croft, $13,000. The amounts shown also include, for Mr. Hale, the $26,760 value of restricted shares provided to him as dividend equivalents and a cash dividend payment of $803 with respect to his restricted shares.

(d)	Includes a reimbursement payment to Mr. Hartland for certain health insurance premiums in connection with commencement of his employment.

(8)	Mr. Hale joined Noranda HoldCo on October 3, 2011.

(9)	Mr. Hartland resigned from Noranda HoldCo, effective October 31, 2011.

2011 Grants of Plan-Based Awards
The following table provides information regarding plan-based awards granted to the named executive officers in 2011:

		Estimated possible payouts under non-equity incentive plan awards(1)		All other awards: number of shares or units (2)	Grant date fair value of share awards(3)
		Target	Maximum
Name	Grant date	$	$	#	$
Layle K. Smith	2/18/2011	900,000	1,800,000	—	—
	3/4/2011	—	—	63,375	981,045
Robert B. Mahoney	2/18/2011	239,329	478,658	—	—
	3/4/2011	—	—	13,000	201,240
Gail E. Lehman	2/18/2011	188,100	376,200	—	—
	3/4/2011	—	—	13,000	201,240
Scott M. Croft	2/18/2011	157,143	314,286	—	—
	3/4/2011	—	—	13,000	201,240
Wayne R. Hale(4)	10/3/2011	51,000	102,000	26,762	187,066
Peter J. Hartland(5)	2/18/2011	125,000	250,000	—	—
	3/4/2011	—	—	13,000	—

(1)
These award opportunities are provided under our 2011 Annual Incentive Plan. There is no specified minimum payout under the Annual Incentive Plan, although there are minimum performance levels that must be achieved with regard to the various metrics included in the plan. See "Compensation Discussion and Analysis — 2011 Compensation — Annual Incentive Plan."

(2)
Represents service-vesting RSUs and restricted stock of which 25% vests on the first and second anniversaries of the date of grant and the remaining 50% vests on the third anniversary of the date of grant.

(3)
Because a "grant date," as defined under ASC Topic 718, is not yet deemed to have occurred with respect to performance-based RSUs we granted in 2011, the amount shown does not reflect the value of those RSUs. For additional information, see "Compensation Discussion and Analysis – 2011 Compensation – Long Term Incentives."

(4)	Mr. Hale joined Noranda HoldCo on October 3, 2011.

(5)	Mr. Hartland resigned from Noranda HoldCo effective October 31, 2011 and forfeited all of his stock awards and his non-equity incentive plan award.

2011 Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding stock options, restricted stock units and restricted shares held by the named executive officers at December 31, 2011:

	Option awards				Stock awards
	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units that have not vested(1)(2)	Market value of shares or units that have not vested(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3)
Name	#	#	$		#	$	#	$
Layle K. Smith(5)	180,000	220,000	1.14	March 3, 2018	72,137	595,130	72,137	595,130
Robert B. Mahoney(6)	—	84,000	0.69	June 9, 2019	14,797	122,075	14,797	122,075
Gail E. Lehman(7)	—	—	—	—	37,644	310,563	14,797	122,075
Scott M. Croft(8)	110,340	12,260	2	May 18, 2017	14,797	122,075	14,797	122,075
Wayne R. Hale	—	—	—	—	30,354	250,421	—	—
Peter J. Hartland(9)	—	—	—	—	—	—	—	—

(1)
Represents, for all named executive officers other than Messrs. Hale and Hartland, service-vesting RSUs of which 25% vests on each of March 4, 2012 and March 4, 2013 and the remaining 50% vests on March 4, 2014. The RSU amount is rounded to the nearest whole number.

(2)	For Mr. Hale, represents service-vesting restricted shares of which 25% vests on each of October 3, 2012 and 2013 and the remaining 50% vests on October 3,

2014. The restricted shares amount is rounded to the nearest whole number.

(3)	Based on the $8.25 closing price per share of our common stock on December 30, 2011, as reported by the NYSE.

(4)
Represents performance-vesting RSUs that vest on March 7, 2014 based on the average percentage achievement (as a percentage of target achievement) with respect to the Corporate metric under our Annual Incentive Plan for each of the three years during the 2011-2012 performance cycle. Amounts are rounded to the nearest whole number. See "Compensation Discussion and Analysis – 2011 Compensation – Long-Term Incentives" for further information.

(5)	Mr. Smith's unexercisable options are scheduled to vest as follows:

Date	Number of shares underlying options that vest
March 3, 2012	40,000
November 12, 2012	40,000
March 3, 2013	40,000
November 12, 2013	50,000
November 12, 2014	50,000

(6)	Mr. Mahoney's unexercisable options are scheduled to vest as follows:

Date	Number of shares underlying options that vest
June 9, 2012	24,000
June 9, 2013	30,000
June 9, 2014	30,000

(7)
The 37,644 RSUs listed opposite Ms. Lehman’s name in the "Stock Awards – Number of shares or units that have that have not vested" column include RSUs granted in 2010, which, after giving effect to RSUs provided as dividend equivalents, totaled 22,847 RSUs (the "2010 RSUs") and RSUs granted in 2011 which, after giving effect to RSUs provided as dividend equivalents, totaled 14,797 RSUs (the "2011 RSUs"). See footnote 1 above for a description of the vesting terms of the 2011 RSUs. Of the 2010 RSUs, 7,615 will vest on December 1, 2012, and the remaining RSUs will vest on December 1, 2013.

(8)	Mr. Croft's unvested options are scheduled to vest May 18, 2012.

(9)	Mr. Hartland forfeited his stock awards upon his resignation from Noranda HoldCo.
Subject to certain limited exceptions set forth in the applicable stock option award agreement or in a term sheet, unvested options will automatically expire upon the date of the optionee's termination of employment, and vested options generally will expire 90 days following the termination of the optionee's employment without "cause" or with "good reason" (each as defined in the applicable stock option agreement), 60 days following the optionee's termination of employment without good reason and 180 days following the optionee's death or disability. All options will be forfeited upon a termination of the optionee's employment for cause. Subject to similar limited exceptions set forth in the applicable RSU or restricted share agreement, unvested RSUs or restricted shares will automatically be forfeited upon termination of employment. See "Potential Payments Upon Termination or Change in Control" for a description of special provisions of the stock options, RSUs or restricted shares addressing termination of employment due to death or disability, and in connection with a change in control and certain other termination events.
See “Compensation Discussion and Analysis - Long Term Incentives - Dividend Equivalents and Other Dividend Related Payments” above for details regarding dividend equivalents and other payments we made on options, RSUs and restricted stock cash payments in connection with dividends paid to our stockholders.
2011 Option Exercises and Stock Vested
The following table provides information regarding vesting of RSUs held by one of the named executive officers during 2011. The named executive officers did not exercise any stock options in 2011:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Layle K. Smith	—	—
Robert B. Mahoney	—	—
Gail E. Lehman	7,615	60,159
Scott M. Croft	—	—
Wayne R. Hale	—	—
Peter J. Hartland	—	—

(1)	Based on the $7.90 per share closing price of our common stock on December 1, 2011 as reported by the New York Stock Exchange.

2011 Pension Benefits
The Noranda Aluminum Inc. Aluminum Group Retirement Plan, which we refer to below as the "Aluminum Group Retirement Plan" is a tax-qualified defined benefit pension plan that provides a benefit of 1.75% of final five-year average compensation, with an offset of 0.75% of the executive’s Social Security benefit for each year of credited service (maximum 40 years). Pay reflected in the formula is total compensation (as defined in the Aluminum Group retirement plan) and is subject to certain limits required by the Internal Revenue Code. Benefits commence at age 65, or as early as age 55 with a reduction of 3% for each year by which commencement precedes age 65.
Accrued benefits are vested when the employee has completed 5 years of service. None of the named executive officers are currently eligible for early retirement benefits. Messrs. Smith, Mahoney and Hale and Ms. Lehman, do not yet have 5 years of service, and Mr. Croft is not yet 55 years of age. Upon disability before retirement, the accrued benefit is payable immediately and is reduced for early commencement before age 65, and, if the employee remains disabled until age 65, a benefit is payable at age 65 equal to the benefit the employee would have earned had he remained employed until age 65 at his last rate of pay. Upon retirement, the benefit is paid as a monthly annuity for the employee’s life, with 5 years of payments guaranteed. Alternatively, employees can elect an actuarially equivalent benefit in the form of a joint and 50% survivor annuity (which married participants must elect unless they obtain spousal consent), a 75% and 100% joint survivor annuity, a life annuity, a life annuity with 10 years guaranteed, or, if the present value of the benefit is less than $25,000, a lump sum payment. If a married employee dies before retirement, a survivor benefit is paid to the surviving spouse equal to the benefit the spouse would have received if the employee had retired and chosen the 50% joint and survivor annuity.
The Noranda Aluminum Inc. Management Supplemental Benefit Plan, which we refer to below as the "Management Supplemental Benefit Plan," is a non-qualified defined benefit pension plan that uses the same benefit formula as the Aluminum Group Retirement Plan and provides any benefit accruals that would have been provided under the qualified plan if not for the pay and benefit limits of the Internal Revenue Code and if the executive had not deferred compensation. Executives can elect to receive non-qualified plan payments in an actuarially equivalent lump sum or in two, three, five or ten annual installments, and can elect to begin receiving benefits at age 55, 60, 65 or 70 (but not before 6 months after termination of employment).
The table below sets forth, for each of our named executive officers, the present value of the officer’s accumulated benefit and the officer’s years of credited service, as of December 31, 2011, under each of our defined benefit pension plans.

Name	Plan name	Number of years credited service	Present value of accumulated benefit (1)	Payment during last fiscal year
		#	$	$
Layle K. Smith	Aluminum Group Retirement Plan	3.8	139,229
	Management Supplemental Benefit Plan	3.8	786,724
	Total		925,953	—
Robert B. Mahoney	Aluminum Group Retirement Plan	2.7	106,871
	Management Supplemental Benefit Plan	2.7	150,001
	Total		256,872	—
Gail E. Lehman	Aluminum Group Retirement Plan	1.9	59,003
	Management Supplemental Benefit Plan	1.9	24,354
	Total		83,357	—
Scott M. Croft	Aluminum Group Retirement Plan	20.7	510,845
	Management Supplemental Benefit Plan	20.7	277,679
	Total		788,524	—
Wayne R. Hale	Aluminum Group Retirement Plan	0.3	9,133
	Management Supplemental Benefit Plan	0.3	11,534
	Total		20,667	—

(1)
Present values shown represent the present value of accrued pension benefits at December 31, 2011. Benefits are assumed to begin at age 65 (which is the earliest retirement age for which full plan benefits are payable). Present values assume mortality in accordance with the IRS prescribed static table for 2012 for Healthy Annuitants as of December 31, 2011. Retirement Plan benefits are assumed payable as a joint and 75% survivor annuity if the executive is married, or as a five-year certain and life annuity if the executive is single. Management Supplemental Benefit Plan benefits are assumed payable as lump sums. The discount rates at December 31, 2011 for financial reporting purposes are 4.4% for the Aluminum Group Retirement Plan and 4.4% for the Management Supplemental Benefit Plan.

2011 Non-Qualified Deferred Compensation

Under the Noranda Aluminum Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan, executive officers and other highly compensated employees may defer up to 33% of their base salary and annual bonus, subject to a minimum annual deferral amount of $2,000. Distribution elections are irrevocable once made, and elections made in a prior year will not be affected by elections made in future years. All distributions are made in cash in either a lump sum payment or in equal annual installments over a period of 5, 10 or 15 years. Distributions commence beginning on March 15 of either (a) the year following the participant's attainment of a specified age (as early as age 55 or as late as age 70), even if the participant is actively employed at such age; or (b) the March 15 following the later of the date the participant leaves active employment with Noranda or attains age 55, in each case subject to any required delays as a result of Section 409A of the Internal Revenue Code.

The following table provides details regarding non-qualified deferred compensation for the named executive officers with respect to 2011.

Name	Aggregate Balance at January 1, 2011 ($)	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Layle K. Smith	—	—	—	—	—	—
Robert B. Mahoney	—	130,171	—	4,742	—	134,913
Gail E. Lehman	—	15,506	—	565	—	16,071
Scott M. Croft	—	—	—	—	—	—
Wayne R. Hale	—	—	—	—	—	—
Peter J. Hartland	—	—	—	—	—	—
__________

(1)	Includes $66,215 (for Mr. Mahoney) and $7,885 (for Ms. Lehman) deferred in 2012 with respect to awards under the 2011 Annual Incentive Plan.

(2)	All amounts shown in this column were reported as compensation in the 2011 Summary Compensation Table.

(3)
Amounts deferred are not actually invested, but are credited with interest at a rate equal to the sum of the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which, for 2011, was 6.0%) and 1.5%.

Potential Payments upon Termination or Change of Control
In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2011 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our defined benefit pension plans – See "2011 Pension Benefits" above for information regarding these plans;

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including payments under the Noranda Aluminum Group Savings Plan;

•
restricted shares and shares underlying options that vested prior to the termination event—see the table under "2011 Outstanding Equity Awards at Fiscal Year End" above for information regarding these plans; and

•	short-term incentive payments that would not be increased due to the termination event.
We have entered into term sheets relating to the employment of our named executive officers. The term sheets provide for benefits upon specified termination of employment events within 18 months following a change in control and lesser benefits upon specified termination of employment events at any time for reasons unrelated to a change in control.
In the event that the named executive officer is terminated other than for "cause" or if the executive resigns for "good reason," he or she will be entitled, subject to his or her execution and non-revocation of a general release, to (i) an amount equal to annual base salary plus target bonus (an amount equal to two times annual base salary plus target bonus for Mr. Smith), (ii) a pro-rated annual bonus, based on our actual performance, and (iii) continued health benefits for a period of 12 months (18 months in the case of Mr. Smith). In the event such termination occurs in connection with, in anticipation of, or within the 18 month period following a change in control (a "CIC Termination"), the executive generally would be entitled to the same severance benefits as described above, except that the severance payment would be in an amount equal to two times annual base salary plus target bonus (three times annual base salary plus target bonus for Mr. Smith), and all executives would be provided continued health benefits for a period of 18 months.
In addition, in the event that a named executive officer is terminated without cause or resigns for good reason, all options granted to the executive officer prior to our initial public offering of common stock would be credited with an additional 12 months of vesting. In the event of a CIC Termination, all options granted to the named executive officers prior to our initial public offering of common stock would fully vest. Under provisions of either a term sheet or a stock option agreement, all options that were granted to a named executive officer prior to our initial public offering of common stock also will fully vest if the executive remains employed by us through the 18 month anniversary of a change in control. In addition, Mr. Smith's options also would fully vest following a change in control that occurs prior to March 3, 2013.
Each of the stock option agreements for the named executive officers other than Mr. Mahoney provides that in the event of a named executive officer's death or disability, the options will vest with respect to the next tranche of underlying shares that would have vested if the named executive officer remained employed by us through the vesting date of the tranche.
Each of the named executive officers’ RSU agreements relating to RSUs other than performance-vesting RSUs provides that, in the event of his or her death or disability, or if he or she is terminated other than for cause or is resigning for good reason, his or her RSUs will vest with respect to the next tranche of RSUs that would have vested if he or she remained employed through the vesting date of the tranche. Moreover, following a change in control, all of the named executive officers’ unvested RSUs will vest unless he or she is provided with a replacement award satisfying specified conditions. All unvested RSUs underlying the replacement award also will vest in the event of his or her death or disability, or if the named executive officer is terminated other than for cause or resigns for good reason within 24 months of the change in control.
Each of the named executive officers’ performance-vesting RSU agreements provides that in the event of the executive officer’s death or disability, or if he or she is terminated without cause or resigns for good reason, the RSUs that otherwise would vest following the performance period based on actual performance will be prorated based upon the number of months during the performance period that he or she was employed by us. However, if a change in control occurs during the performance period, target performance will be deemed to have occurred and the RSUs will fully vest (subject to proration if the named executive officer terminated service prior to the change in control), unless the named executive officer is provided a replacement award satisfying specified conditions. Among other things, any replacement award must consist of time-vesting restricted stock or RSUs having a value at least equal to the value of the original performance-vesting RSUs on the date of the change in control, assuming target performance is achieved, and generally provide for vesting on the third anniversary of the grant date of the original performance-vesting RSUs. However, any replacement award also must provide for the same prorated RSU vesting as is described in the first sentence of this paragraph, unless the named executive officer is terminated other than for cause or resigns for good reason within 24 months following the change in control, in which case the named executive officer will receive the full amount of RSUs that otherwise would have vested had he or she remained employed throughout the performance period.
Mr. Smith's amended and restated term sheet provides that in the event a change in control occurs on or prior to March 3, 2013 and Mr. Smith remains employed by us through the 12 month anniversary of the change in control (or through such earlier time as he is terminated without cause or resigns for good reason), he generally will have the following rights with respect to 200,000 shares of our common stock he previously acquired from us in March 2008 (the "Invested Shares"): (i) in a transaction where consideration paid for our common stock is cash, the Invested Shares will be sold for the greater of $7,066,000 or the amount otherwise payable for such shares in the transaction and (ii) in a transaction where stock of another entity is provided as consideration for our common stock, he has the option of receiving $7,066,000 or (to the extent permitted by the other entity) shares of the other entity receivable on conversion of the Invested Shares. The $7,066,000 amount reflects reductions for and will be further reduced by amounts otherwise realized with respect to the Invested Shares. All previous reductions relate to dividends paid on the Invested Shares. If Mr. Smith terminates employment at least six months, but less than 12 months, following the change in control (and such termination is not without cause or for good reason), he will be entitled to 50% of the cash amount he otherwise would be able to receive with respect to the Invested Shares, as described above.
Under the term sheets, in the event any payments would be subject to the golden parachute excise tax under the Internal Revenue Code, the payments will be reduced such that no payments will become subject to the excise tax, unless the executive officer would be in a better after-tax position by receiving all payments and paying the applicable excise tax.
A "change in control" generally means:

•
the acquisition by any individual, entity or group (other than Apollo, a person who was an affiliate of ours prior to such acquisition, or any employee benefit plan sponsored or maintained by us or any of our subsidiaries) of beneficial ownership of more than 50% of the voting power of our company.

•
a merger or other business combination involving our company or any of our subsidiaries, or a sale of all or substantially all of our or their assets following which our voting securities outstanding immediately prior to the transaction no longer represent at least 50% of the combined voting power of our securities or, if we are not the surviving entity, such surviving entity (or the entity that purchased all or substantially all of our assets), or any parent or other affiliate of the entity, outstanding immediately after the transaction.
The term “good reason" means:

•
in the case of Mr. Smith (i) a material reduction in base salary or bonus potential (but not including any pre-change in control diminution related to an across-the-board compensation reduction applying to senior management of Noranda Holdco generally), (ii) the assignment to Mr. Smith of duties materially inconsistent with his duties as set forth in the term sheet or a material diminution of his responsibilities, (iii) a material breach by Noranda HoldCo of the term sheet, (iv) a requirement that Mr. Smith relocate his principal place of employment by more than 50 miles (other than in connection with a pre-change in control relocation of our headquarters, if he is relocated to the new headquarters), or (v) a notice by Noranda HoldCo of non-extension of the term of employment (other than under circumstances where employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by Noranda HoldCo in reasonable good faith).

•
in the case of all other named executive officers (i) a material reduction in base salary or bonus potential (but not including any pre-change in control diminution related to an across-the-board compensation reduction applying to senior management of Noranda HoldCo and its subsidiaries generally), (ii) a material adverse change in the executive’s title, duties, or responsibilities, (iii) a requirement that the executive relocate his or her principal place of employment by more than 50 miles (other than in connection with a pre-change in control relocation of our headquarters, if the executive is relocated to the new headquarters), or (iv) a notice by Noranda HoldCo of non-extension of the term of employment (other than under circumstances where employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by Noranda HoldCo in reasonable good faith).

Under the terms of the term sheets, the named executive officers also agreed to standard confidentiality, non-competition and non-solicitation covenants.
Tables of Benefits Upon Termination and Change in Control Events
The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2011 termination date. In connection with the amounts shown in the tables:

•
Stock option benefit amounts for each option as to which vesting will be accelerated with respect to some or all of the shares underlying the option upon the occurrence of the termination event are equal to the product of the affected number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $8.25 closing price per share of our common stock on December 30, 2011, as reported by the NYSE.

•
RSU benefit amounts are equal to the product of the number of RSUs as to which vesting will be accelerated upon the occurrence of the termination event, or upon a change of control where a replacement award is not provided, multiplied by the $8.25 closing price per share of our common stock on December 30, 2011, as reported by the NYSE.

•
Mr. Smith’s resale right with respect to his Invested Shares was calculated based on the difference between the minimum $7,324,000 amount he was entitled to receive on December 31, 2011 (the minimum amount was further reduced to $7,066,000 as a result of dividends paid in February and March 2012) and the value of such shares based on the $8.25 closing price per share of our common stock on December 30, 2011, as reported by the NYSE (which, for purposes of the amount in the table below, is assumed to be the consideration otherwise payable for Mr. Smith's Invested Shares in a change of control transaction.) As noted above, the resale right is available only with respect to a change of control that occurs on or prior to March 3, 2013.

•	Health benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

•	Mr. Hartland received no additional amounts in connection with his resignation; therefore, no table is included for him.

Layle K. Smith
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$		$
Severance payments	5,400,000	3,600,000	—	—	900,000
Stock options	1,564,200	568,800	711,000	—	568,800
RSUs	1,190,264	347,160	—	1,190,264	347,160
Invested Shares resale right,	5,674,000	—	—	—	—
Health benefits	12,398	12,398	—	—	—
Total	13,840,862	4,528,358	711,000	1,190,264	1,815,960

Robert B. Mahoney
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$		$
Severance payments	1,276,419	638,210	—	—	—
Stock options	635,040	181,440	226,800	—	—
RSUs	244,156	71,210	—	244,156	71,210
Health benefits	17,296	11,531	—	—	—
Total	2,172,911	902,391	226,800	244,156	71,210

Gail E. Lehman
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$		$
Severance payments	1,003,200	501,600	—	—	—
RSUs	432,642	164,559	—	432,642	164,559
Health benefits	21,432	14,288	—	—	—
Total	1,457,274	680,447	0	432,642	164,559

Scott M. Croft
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$		$
Severance payments	897,960	448,980	—	—	—
Stock options	76,625	76,625	—	—	76,625
RSUs	244,156	71,210	—	244,156	71,210
Health benefits	17,297	11,531	—	—	—
Total	1,236,038	608,346	0	244,156	147,835

Wayne R. Hale
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$		$
Severance payments	1,088,000	544,000	—	—	—
Restricted shares	250,420	62,609	—	250,421	62,609
Health benefits	15,366	10,244	—	—	—
Total	1,353,786	616,853	0	250,421	62,609

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in monitoring the integrity of our company’s financial statements, the performance of Noranda HoldCo’s internal audit function, and Noranda HoldCo’s compliance with legal and regulatory requirements. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Noranda HoldCo’s internal control over financial reporting. Ernst & Young LLP, Noranda HoldCo’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Noranda HoldCo’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of Noranda HoldCo, and (ii) expressing an opinion on the effectiveness of Noranda HoldCo’s internal control over financial reporting.
In this context, the Audit Committee hereby reports as follows:
The Audit Committee has reviewed and discussed Noranda HoldCo’s audited financial statements with management and with Ernst & Young LLP.

1.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Standards, AU Section 380, "Communications with Audit Committees."

2.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Noranda HoldCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.
Respectfully submitted,
Alan Schumacher, Chairman
Richard Evans
Thomas Miklich

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about beneficial ownership of our common stock as of March 20, 2012 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and each nominee for election as a director; (iii) each executive officer named in the Summary Compensation Table above; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had, to our knowledge, sole voting and investment power with respect to the shares listed next to the person’s name.

Name(2)	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Apollo Funds and affiliates(3)	32,980,000	48.8%
Layle K. Smith	438,279	*
Robert B. Mahoney	144,581	*
Gail E. Lehman	8,168	*
Scott M. Croft	175,168	*
William H. Brooks	237,582	*
Eric L. Press	—	—
Gareth Turner	—	—
M. Ali Rashid	—	—
Matthew H. Nord	—	—
Matthew R. Michelini	—	—
Alan H. Schumacher	37,382	*
Thomas R. Miklich	27,382	*
Robert Kasdin	27,382	*
Richard B. Evans	21,382	*
All executive officers and directors as a group (16 persons)	1,117,306	1.6%

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 67,410,365 shares of our common stock outstanding as of March 20, 2012. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 20, 2012 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership amounts include shares that may be acquired upon the exercise of options in the following amounts: Mr. Smith – 220,000; Mr. Mahoney – 36,000; Mr. Brooks – 136,200; Mr. Croft – 122,600; Mr. Schumacher – 16,000; Mr. Miklich – 16,000 and Mr. Kasdin - 16,000.

(2)	Unless otherwise indicated, the address of each person listed is c/o Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067.

(3)
Represents all equity interests in Noranda HoldCo held of record by Apollo Investment Fund VI, L.P. ("AIF VI") and Noranda Holdings, LP ("Holdings LP"). Also includes an aggregate of 140,000 shares issuable upon the exercise of outstanding options, issued to Apollo Management VI, L.P. ("Apollo Management VI") and Apollo Alternative Assets, L.P. ("Alternative Assets"). Apollo Advisors VI, L.P. ("Advisors VI") is the general partner of AIF VI, and Apollo Capital Management VI, LLC ("ACM VI") is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. ("Apollo Principal") is the sole member of ACM VI and Apollo Principal Holdings, I GP, LLC ("Apollo Principal GP") is the general partner of Apollo Principal. Noranda Holdings LLC ("Holdings LLC") is the general partner of Holdings LP. Apollo Management VI serves as the investment manager of AIF VI and of Holdings LLC, and as such has voting and investment power over the shares of Noranda HoldCo held by AIF VI and Holdings LP. AIF VI Management, LLC ("AIF VI Management") is the general partner of Apollo Management VI, Apollo Management, L.P. ("Apollo Management") is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC ("Apollo Management GP") is the general partner of Apollo Management. Apollo International Management, L.P. ("AIM LP") is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC ("International Management GP") is the general partner of AIM LP. Apollo Management Holdings, LP ("AMH") is the sole member and manager of Apollo Management GP and International Management GP. Apollo Management Holdings GP, LLC ("AMH GP," and together with the investment funds affiliated or managed by Apollo Management VI, the "Apollo Funds"), Alternative Assets, Advisors VI, ACM VI, Apollo Principal, Apollo Principal GP, Holdings LLC, Apollo Management VI, AIF VI Management, Apollo Management, Apollo Management GP, AIM LP, International Management GP and AMH, the "Apollo Entities") is the general partner of AMH. Each of the Apollo Entities disclaims beneficial ownership of all shares of Noranda HoldCo held by the Apollo Funds or beneficially owned by Apollo Management VI or Alternative Assets, except to the extent of any pecuniary interest therein. The address of AIF VI, Advisors VI, ACM VI, Apollo Principal and Apollo Principal GP is 1 Manhattanville Road, Suite 201, Purchase, New York 10577. The address of Apollo Management VI, AIF VI Management, AMH, AMH GP, Apollo Management, Apollo Management GP, AIM LP and International Management GP is 9 West 57th Street, 43rd Floor, New York, NY 10019. The address of Alternative Assets is c/o Walkers SPV Limited, PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, B.W.I. Leon Black, Joshua Harris and Marc Rowan are the members of the board of managers of Apollo Principal GP and AMH GP. Each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of all shares of Noranda HoldCo held or beneficially owned by the Apollo Entities, except to the extent of any pecuniary interest therein. The address of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. Each of Messrs. Kleinman, Michelini, Nord, Press, Rashid and Turner are affiliated with Apollo, and disclaim beneficial ownership of any shares of Noranda HoldCo that may be deemed beneficially owned by any of the Apollo Entities, except to the extent of any pecuniary interest therein. The address of Messrs. Press, Turner, Rashid, Nord, Michelini and Kleinman is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Amended and Restated Securityholders Agreement
Noranda HoldCo, Apollo and those members of our management team who hold shares of our common stock, options to acquire shares of our common stock or RSUs are party to the amended and restated securityholders agreement, which provides for, among other things, piggyback registration rights, repurchase rights by Noranda HoldCo and Apollo in certain circumstances, demand registration rights for Apollo, and certain restrictions on each such person’s ability to compete with us or solicit our employees or customers.
See "Election of Directors" above for information regarding Apollo's right to designate director nominees under the terms of the amended and restated securityholders agreement.
Other Transactions
Apollo owns approximately 76% of Berry Plastics Corporation. We sell rolled aluminum products to subsidiaries of Berry Plastics under sales contracts which are renegotiated annually. The original contract was entered into prior to our affiliation with Apollo. Subsequent contracts were the result of arm’s-length negotiations, and we believe they are on terms at least as favorable to us as those we could have obtained from unaffiliated third parties at the time. During the fiscal year ended December 31, 2011, sales to these subsidiaries totaled $9.0 million. Mr. Smith, who became our Chief Executive Officer in March 2008, was the Executive Director at Berry Plastics Corporation from April 2007 to December 2007.
We have historically sold flat-rolled products to Richardson Trident Co., which was acquired in first quarter of 2011 by Metals USA Holdings Corp, a portfolio company of Apollo.  We believe the sales contracts which are renegotiated annually are the result of arm’s-length negotiations, and we believe they are on terms at least as favorable to us as those we could obtain from unaffiliated third parties. During the fiscal year ended December 31, 2011, sales to Richardson Trident Co. totaled $19.4 million.
Review and Approval of Related Person Transactions
Our Audit Committee is responsible for the review and approval of all related person transactions; however, the Audit Committee does not have a written policy regarding the approval of related person transactions. As part of its review and approval of a related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the audit committee deems appropriate.
Fees to Apollo Affiliate in Connection With 2012 Refinancing
On February 29, 2012, we refinanced our senior secured credit facilities by entering into a new seven-year term B loan with an original principal amount of $325.0 million and a new $250 million asset-based revolving credit facility (the "2012 Refinancing"). In connection with the 2012 Refinancing, we paid fees to Apollo Global Securities, LLC ("AGS"), an affiliate of Apollo that participated in the arrangement and structuring of the 2012 Refinancing. The fees paid to AGS, which were found by the Audit Committee of our Board of Directors to be on terms no less favorable than would be obtained in a comparable arms-length transaction, totaled $743,750.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board selected Ernst & Young LLP to audit our consolidated financial statements and our internal control over financial reporting for 2012. This selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders.
A representative of Ernst & Young LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.
Fees paid to Ernst & Young LLP
Fees related to the 2011 and 2010 fiscal years payable to Ernst & Young LLP ("E&Y") for professional services rendered to Noranda HoldCo and its subsidiaries were (in millions):

	2011	2010
	$	$
Audit fees	1.9	1.9
Audit-related fees	—	0.1
Tax fees	0.2	0.1
Total	2.1	2.1
Audit Fees. Audit fees relate to professional services rendered by E&Y for the audit of our consolidated financial statements and internal control over financial reporting, for the reviews of the unaudited interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services normally provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including reviews of registration statements.
Audit-Related Fees. Audit-related fees were related to the performance of the audits of the financial statements of the Company’s employee benefit plans.
Tax Fees. Tax fees were related to services for tax compliance, tax planning and tax advice.
Audit Committee Pre-Approval Procedures
The Audit Committee Charter provides that the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent public registered accounting firm, subject to a "de minimis" exception provided by law for limited services that meet specified conditions and that are approved by the Audit Committee prior to completion of the audit. In addition, the Audit Committee Charter provides that the Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such pre-approvals are presented to the full committee at its next scheduled meeting. The Audit Committee did not delegate this authority to any member of the committee in 2011.
The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

PROPOSAL FOR ADOPTION OF THE 2012 EMPLOYEE STOCK PURCHASE PLAN
The Board has unanimously approved the adoption (subject to stockholder approval at the Annual Meeting) of the Noranda Aluminum Holding Corporation 2012 Employee Stock Purchase Plan (the “ESPP”). If approved by stockholders, the ESPP will be effective on July 1, 2012. The Board believes that an employee stock purchase plan is in our company's best interest and therefore recommends adoption of the ESPP.
The following is a summary of certain terms of the ESPP. This summary is qualified in its entirety by reference to the ESPP, the full text of which is set forth as Appendix A to this proxy statement.
Purpose. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of our common stock. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”).
Plan Periods; Investment Limitations. The ESPP will enable eligible employees to purchase common stock through payroll deductions during annual offering periods (each, an “Offering Period”), commencing on July 21, 2012. The Board may change the duration or frequency of Offering Periods. Employee purchases will be made on a quarterly basis on a day within five business days from the end of a calendar quarter (the “Purchase Date”). A ESPP participant will authorize us to withhold from his or her payroll a specific percentage of the participant's “Compensation” (generally defined in the ESPP as meaning total cash compensation that an employee receives from us) subject to the following limitations: (i) at least 2% and no more than 10% of an employee's Compensation may be withheld; (ii) a participant may invest no more than $25,000 in any calendar year; and (iii) a participant may purchase no more than 2,500 shares during any Offering Period.
We will apply the amount of each participant's accumulated payroll deductions to the purchase of full and fractional shares of common stock at the purchase price determined in accordance with the formula described below under “Participation; Purchase Price,” subject to specified purchase limitations.
Dividends paid on Shares purchased by a participant under the Plan will be credited to the participant's account under the Plan and used to purchase additional Shares under the Plan.
Eligibility. In order to be eligible to participate in the ESPP for any Offering Period, an individual (i) must have been employed by Noranda HoldCo or a subsidiary of Noranda HoldCo designated by the Board for at least 20 hours per week on the “Offering Date,” which is the first business day of an Offering Period and (ii) must not own five percent or more of Noranda HoldCo voting stock.
Participation; Purchase Price. An eligible employee may elect to participate in the ESPP by completing a subscription agreement and any other required documents and submitting them to us or a financial services firm that we designate prior to the applicable Offering Date, unless the Board approves a later time for submission for all eligible Employees with respect to a particular Offering Period.
Subject to the limitations described above, each participant in the ESPP will be granted an option, effective as of the Offering Date, to purchase on each Purchase Date a number of whole and fractional shares of our common stock determined by dividing the participant's contributions accumulated prior to the Purchase Date by the applicable purchase price. The purchase price will be equal to 95% of the “Fair Market Value” of a share of common stock on the Purchase Date, which generally will be equal to the closing sales price of a share of common stock as reported by the New York Stock Exchange on the Purchase Date. At the ESPP Administrator's discretion, the purchase price may be equal to 95% of the “Fair Market Value” of a share of common stock on the first day of the offering period.
Withdrawals and Reductions. A participant may withdraw all but not less than all contributions credited to his or her account under the ESPP at any time prior to a Purchase Date by submitting a notice of withdrawal form or such other documentation as directed by our Legal Department. All of the participant's contributions credited to the participant's account will be paid to the participant promptly after receipt of his or her notice of withdrawal and the participant's option for the current period will be automatically terminated. In addition, the participant may make no further contributions for the purchase of shares of common stock during the Offering Period.
On one occasion during an Offering Period, a participant may decrease to zero (0) the rate of his or her contributions with respect to the Offering Period by completing and filing with us documentation authorizing a change in the payroll deduction rate.
If a participant's employment is terminated for any reason, of if a participant generally otherwise is no longer eligible to participate in the ESPP, the participant's option for the current Offering Period will automatically be terminated and the contributions credited to his or her account will be returned to the participant.
Shares Covered by the ESPP. A total of 500,000 shares of common stock will be made available for sale under the ESPP. Such shares may be purchased in the open market or issued by the Company.
Adjustments on Changes in Capitalization, or Certain Corporate Transactions. In the event of any increase or decrease in our issued common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares that is effected without receipt of consideration (for this purpose, the conversion of any of our convertible securities will not be deemed to have been effected without receipt of consideration), the number of shares available for purchase under the ESPP, the number of shares and price per share covered by each outstanding option under the ESPP, and the maximum number of shares of common stock that may be purchased by a participant in an Offering Period will be adjusted proportionately by the Board, whose determination in that respect will be final, binding and conclusive.
In the event of a sale of all or substantially all of our assets, or our merger, consolidation or other capital reorganization with or into another corporation. each option outstanding under the ESPP will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. However, if the successor corporation refuses to assume or substitute for outstanding options, each Offering Period then in progress will be shortened and a new Purchase Date will be scheduled to occur on or before the date of consummation of the transaction.
The Board also may, at its sole discretion, adjust the number of shares available for purchase under the ESPP, as well as the price per share of common stock covered by each outstanding option, in the event that we effect one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of our outstanding common stock, if we are consolidated with or merged into any other corporation.
Administration. The Board, or a committee named by the Board, will administer the ESPP. The Board or the committee designated by the Board will have full power to supervise and administer the ESPP, to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the ESPP and not inconsistent with the ESPP, to construe and interpret the ESPP, and to make all other determinations necessary or advisable for the administration of the ESPP.
Amendment or Termination. The Board may amend or terminate the ESPP at any time, but the ESPP may not be amended without prior stockholder approval to the extent necessary to comply with Section 423 of the Code. No termination of the ESPP may affect options previously granted, unless the Board determines it is in the best interests of Noranda HoldCo and its stockholders to terminate the ESPP or an Offering Period on a Purchase Date or to set a new Purchase Date with respect to an Offering Period then in progress, or if continuation of the ESPP or the Offering Period would cause us to incur adverse accounting charges as a result of a change in the generally accepted accounting rules applicable to the ESPP.
Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board may establish limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the ESPP, including a change in the Offering Periods or a limit on the frequency or number of changes in the amount withheld during an Offering Period.
Transferability. Neither contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of by a participant, other than by will or the laws of descent and distribution or to a beneficiary designated by the participant.
Federal Income Tax Consequences. The ESPP is intended to qualify as an “employee stock purchase plan,” as defined in Section 423 of the Code for employees who are residents of the United States. Under such a plan, an employee does not realize income at the time of entry into the ESPP or upon the purchase of shares of common stock. If no disposition of the common stock is made within two years from the first day of the Offering Period during which the shares were purchased and one year from the date the shares are purchased by the employee under the ESPP, upon subsequent disposition of the stock, the employee will realize ordinary income equal to the lesser of (a) the excess of the fair market value of the stock at the time of disposition over the purchase price or (b) the excess of the fair market value of the stock at the time the option was granted over the exercise price. Any excess of appreciated value is considered a capital gain. In order to qualify for capital gains tax treatment, the employee must hold the stock to a date that is more than two years from the first day of the Offering Period during which the shares were purchased and one year from the date of purchase. If these holding requirements are met, the Company is not entitled to any deduction for tax purposes. On the other hand, if the employee does not meet the holding period requirements, the employee realizes at the time of disposition ordinary income to the extent of the difference between the price paid for the shares and the fair market value on the purchase date, irrespective of the price at which the employee disposes of the shares, and an amount equal to such ordinary income is deductible by the Company in the year of the disposition.
Directors who are not employees will not be eligible to participate in the ESPP. The benefits that will be received under the ESPP by our current executive officers and by all eligible employees are not currently determinable. We estimate that approximately 2,600 HoldCo and subsidiary employees will be eligible to participate upon commencement of the first Offering Period of the ESPP.
The Board of Directors recommends a vote FOR adoption of the ESPP

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements and annual reports to stockholders, and, if applicable, notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as "householding," is designed to reduce duplicate printing and postage costs. We and some brokers may household annual reports to stockholders and proxy materials, and if applicable, notices of Internet availability of proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.
If a stockholder wishes in the future to receive a separate copy of the annual report to stockholders and proxy statement or if applicable, a separate notice of Internet availability of proxy materials, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or to our transfer agent, American Stock Transfer and Trust Company LLC, 59 Maiden Lane, New York, NY 10038 (800) 937-5449 if the shares are registered in the name of the stockholder. We will send promptly additional copies of the relevant material following receipt of a request for additional copies.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and persons holding more than ten percent of our common stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2011, except that Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (in each case together with several affiliated entities) each had two late reports relating to a total of four transactions, three of which constituted dividend equivalent payments.
OTHER BUSINESS
We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.
STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES
Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2013 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Corporate Secretary) no later than December 10, 2012 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.
Any stockholder who wishes to propose any business to be considered by the stockholders at the 2013 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to Securities and Exchange Commission regulations as described above, or who wants to nominate a person for election to the Board at that meeting, must provide a written notice to our Corporate Secretary that sets forth the specified information described in our By-Laws concerning the proposed business or nominee. The notice must be delivered to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth above, not earlier than the close of business on January 10, 2013 and not later than the close of business on February 9, 2013 The requirements for the notice are set forth in our By-Laws, a copy of which can be obtained upon request directed to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth on page 1 of this proxy statement.

ANNUAL REPORT AND FORM 10-K
Our annual report to stockholders for 2011, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 20, 2012, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2011, including the financial statements and most exhibits, will be provided without charge to stockholders upon written request to Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, TN 37067, Attention: Corporate Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.
By Order of the Board of Directors,
/s/ GAIL E. LEHMAN
Gail E. Lehman
Vice President of Human Resources, General Counsel
and Corporate Secretary
Franklin, Tennessee
April 9, 2012

For directions to our Annual Meeting, please call (212) 307-5000.

APPENDIX A

NORANDA ALUMINUM HOLDING CORPORATION
2012 EMPLOYEE STOCK PURCHASE PLAN
The following constitute the provisions of the 2012 Employee Stock Purchase Plan of Noranda Aluminum Holding Corporation (the “Company”):
1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
2.    Definitions.
(a)    “Board” means the Board of Directors of the Company.
(b)    “Code” means the Internal Revenue Code of 1986, as amended.
(c)    “Common Stock” means the Common Stock of the Company.

(d)	“Company” means Noranda Aluminum Holding Corporation, a Delaware corporation.
(e)    “Compensation” means total cash compensation received by an Employee from the Company or a Designated Subsidiary. By way of illustration, but not limitation, Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.
(f)    “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.
(g)    “Contributions” means all amounts credited to the account of a participant pursuant to the Plan.
(h)    “Corporate Transaction” means a sale of all or substantially all of the Company's assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.
(i)    “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan; provided, however, that the Board shall only have the discretion to designate Subsidiaries if the issuance of options to such Subsidiary's Employees pursuant to the Plan would not cause the Company to incur adverse accounting charges.
(j)    “Employee” means any person, including an Officer, who is an Employee of the Company for tax purposes and who is employed for at least twenty (20) hours per week by the Company or one of its Designated Subsidiaries.
(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(l)    “Offering Date” means the first business day of each Offering Period of the Plan.
(m)    “Offering Period” means a period of twelve (12) months commencing on July 1 of each year (or such other period as may be determined by the Board).

(n)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(o)    “Plan” means this 2012 Employee Stock Purchase Plan.

(p)	“Purchase Date” means a day within five (5) business days from the end of a calendar quarter.
(q)    “Purchase Price” means with respect to an Offering Period an amount equal to 95% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Purchase Date. At the Plan Administrator's discretion, the purchase price may be equal to 95% of the “Fair Market Value” of a share of common stock on the first day of the offering period.
(s)    “Share” means a share of Common Stock, as adjusted in accordance with Section 19 of the Plan.
(t)    “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
3.    Eligibility.
(a)    Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.
(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.
4.    Offering Periods. The Plan shall be implemented by a series of Offering Periods of twelve (12) months' duration, with new Offering Periods commencing on or about July 1 of each year (or such other period as may be determined by the Board). The first Offering Period shall commence on July 21, 2012 and continue until June 30, 2013. The Plan shall continue until terminated in accordance with Section 19 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.
5.    Participation.
(a)    An eligible Employee may become a participant in the Plan by completing a subscription agreement and any other required documents (“Enrollment Documents”) provided by the Company and submitting them to the Company's Legal Department or the stock brokerage or other financial services firm designated by the Company (“Designated Broker”) prior to the applicable Offering Date, unless a later time for submission of the Enrollment Documents is set by the Board for all eligible Employees with respect to a given Offering Period. The Enrollment Documents and their submission may be electronic, as directed by the Company. The Enrollment Documents shall set forth the percentage of the participant's Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.
(b)    Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless sooner terminated by the participant as provided in Section 10.
6.    Method of Payment of Contributions.
(a)    A participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than two percent (2%) and not more than ten percent (10%) (or such greater percentage as the Board may establish from time to time before an Offering Date) of such participant's Compensation on each payday during the Offering

Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.
(b)    A participant may discontinue his or her participation in the Plan as provided in Section 10, or, on one occasion only during an Offering Period may decrease the rate of his or her Contributions to zero (0) with respect to the Offering Period by completing and filing with the Company new Enrollment Documents authorizing a change in the payroll deduction rate. The change in rate shall be effective as of the beginning of the next payroll period following the date of filing of the new Enrollment Documents, if the documents are completed at least five (5) business days prior to such date and, if not, as of the beginning of the next succeeding payroll period.
(c)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant's payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to 0%. Payroll deductions shall re-commence at the rate provided in such participant's Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.
(d)    Dividends paid on Shares purchased by a participant under the Plan will be credited to the participant's account under the Plan and used to purchase additional Shares under the Plan.
7.    Grant of Option.
(a)    On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Company's Common Stock determined by dividing such Employee's Contributions accumulated prior to such Purchase Date and retained in the participant's account as of the Purchase Date by the applicable Purchase Price; provided, however, that the maximum number of Shares an Employee may purchase during each Offering Period shall be 2,500 Shares (subject to any adjustment pursuant to Section 18 below), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12.
(b)    The fair market value of the Company's Common Stock on a given date (the “Fair Market Value”) shall be determined by the Board in its discretion based on the closing sales price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the New York Stock Exchange (NYSE) or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by NYSE, as reported in The Wall Street Journal.
8.    Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. Fractional Shares shall be issued, as necessary. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant's option to purchase Shares hereunder is exercisable only by him or her. Notwithstanding any other provision of the Plan to the contrary, no option may be exercised more than 27 months from the date such option is granted.
9.    Delivery. As promptly as practicable after a Purchase Date, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant's name with the Designated Broker. Any payroll deductions accumulated in a participant's account that are not applied toward the purchase of Shares on a Purchase Date due to limitations imposed by the Plan shall be returned to the participant.
10.    Voluntary Withdrawal; Termination of Employment.
(a)    A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to a Purchase Date by submitting a completed “Notice of Withdrawal” form to the Company's Legal Department or electronically completing the required documentation provided by the Company through the Designated Broker, as directed by the Company's Legal Department. All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period.
(b)    Upon termination of the participant's Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.
(c)    In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.
(d)    A participant's withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan that may hereafter be adopted by the Company.
11.    Interest. No interest shall accrue on the Contributions of a participant in the Plan.
12.    Stock.
(a)    Subject to adjustment as provided in Section 18, the maximum number of Shares that shall be made available for sale under the Plan shall be 500,000 Shares. If the Board determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (1) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (2) the number of shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue the Plan as then in effect, or (y) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate the Plan pursuant to Section 19 below. The Company may make a pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company's stockholders subsequent to such Offering Date.
(b)    The participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.
(c)    Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.
(d)    Shares may be purchased on the open market or issued by the Company.
13.    Administration. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.
14.    Designation of Beneficiary.
(a)    A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of an Offering Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 14(a) shall be made as directed by the Legal Department of the Company, which may require electronic submission of the required documentation with the Designated Broker.
(b)    Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which required notice may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
15.    Transferability. Neither Contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.
16.    Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.
17.    Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be provided to participating Employees by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
18.    Adjustments Upon Changes in Capitalization; Corporate Transactions.
(a)    Adjustment. Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the Plan that has not yet been exercised, the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), the maximum number of Shares of Common Stock that may be purchased by a participant in an Offering Period, the number of Shares of Common Stock set forth in Section 12(a)(i) above, and the price per Share of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.
(b)    Corporate Transactions. In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period, as provided in Section 10. For purposes of this Section 18, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 18); provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction.
The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Company's being consolidated with or merged into any other corporation.

19.    Amendment or Termination.
(a)    The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board's setting a new Purchase Date with respect to an Offering Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 18 and in this Section 19, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.
(b)    Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the Plan.
20.    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
22.    Term of Plan; Effective Date. The Plan shall become effective upon approval by the Company's Board; provided that the Plan must be approved by the stockholders of the Company within 12 months before or after the date the Plan is approved by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.
23.    Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

ANNUAL MEETING OF STOCKHOLDERS OF

NORANDA ALUMINUM HOLDING CORPORATION

May 10, 2012

noranda

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:
The Notice of Meeting, proxy statement and proxy card are available on the Investor Relations pages of the Company's website at http://www.norandaaluminum.com/proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430030000000000000 5 051012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED AND "FOR" PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Richard B. Evans
○ Carl J. Rickertsen
○ Alan H. Schumacher
○ Gareth Turner

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

4. To vote on such other business as may properly come before the meeting.

If no instructions are given, the shares will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting of Shareholders and 2011 Annual Report to Stockholders.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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NORANDA ALUMINUM HOLDING CORPORATION

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Lehman and Robert B. Mahoney as proxies, each with full power of substitution, to represent and vote, subject to any directions on the reverse side, all the shares of Common Stock of Noranda Aluminum Holding Corporation held of record by the undersigned as of March 20, 2012, with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders to be held at The London NYC, 151 West 54th Street, New York, New York, on May 10, 2012, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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